As filed with the Securities and Exchange Commission on November 13, 2006                                    Registration No. 333-137910

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITOL BANCORP LIMITED
(Exact name of registrant as specified in its charter)
Michigan (State or other jurisdiction of incorporation or organization)	6711 (Primary Standard Industrial Classification Code Number)	38-2761672 (I.R.S. Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Cristin Reid English, Esq.
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Phillip D. Torrence, Esq.
Miller, Canfield, Paddock and Stone, P.L.C.
444 West Michigan Avenue
Kalamazoo, Michigan 49007
(269) 383-5804

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and upon the completion of the transactions described in the enclosed prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, No Par Value	190,097	$45.39	$8,625,503	$924

(1)
The number of shares registered pursuant to this Registration Statement is based upon the approximate number of shares of Bank of Escondido ("BOE") common stock presently outstanding, or reserved for issuance pursuant to 27,000 outstanding stock options of BOE, or otherwise expected to be issued upon the consummation of the proposed transaction to which this Registration Statement relates (less the shares held by Capitol) multiplied by the estimated exchange ratio of .338793 shares of Capitol common stock for each BOE share.

(2)
Pursuant to Rules 457(f)(1) and 457(f)(3) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $45.39 per share of Capitol common stock (the average of the high and low prices for shares of common stock of Capitol reported on the New York Stock Exchange on November 10, 2006) and the estimated number of Capitol shares that may be issued in the consummation of the share exchange transaction contemplated.

(3)	$944 was previously remitted.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Capitol may not distribute or issue the shares of Capitol common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to distribute these securities and Capitol is not soliciting offers to receive these securities in any state where such offer or distribution is not permitted.

Subject to Completion, Dated November   , 2006

Offer to Exchange Each Outstanding Share of Common Stock
of

BANK OF ESCONDIDO

for Shares of Common Stock of Capitol Bancorp Limited

by

CAPITOL BANCORP LIMITED

in each case subject to the procedures and limitations described in this prospectus and the related letter of transmittal.

The exchange offer and withdrawal rights will expire at 11:59 p.m., Michigan Time, on December  , 2006 unless extended by Capitol in its sole discretion. Shares tendered pursuant to this offer may be withdrawn at any time prior to the expiration of this offer.

Capitol Bancorp Limited ("Capitol") is offering to exchange each issued and outstanding share of Bank of Escondido ("BOE") common stock, not already owned by Capitol, for shares of Capitol's common stock. BOE is a majority-owned subsidiary of Capitol. Capitol is making this offer to provide holders of BOE common stock, excluding BOE shares already owned by Capitol, with an opportunity to receive registered securities of Capitol. Individual members of BOE's Board of Directors have indicated to Capitol an intention to tender their BOE shares pursuant to the exchange offer.

If you elect to receive Capitol common stock in the exchange offer, Capitol will determine the per share consideration you are entitled to receive according to an exchange ratio. The exchange ratio will be calculated by dividing $15.604322 (which is fixed based on 150% of the pro forma fully-diluted adjusted book value per share of BOE common stock as of October 31, 2006), by the average closing price of Capitol's common stock for the 30 trading day period ending two trading days prior to the close of the exchange offer.  At September 30, 2006, the book value per share of BOE was approximately $10.349638.

The Capitol share value will be based upon the average closing price of Capitol common stock over a 30 trading day period ending two trading days prior to the close of the exchange offer. However, Capitol's stock price may fluctuate and the consideration you receive may fluctuate and may not equal the estimate per share consideration stated herein if Capitol's stock price does not equal the average closing price for the month ended October 31, 2006. The closing price of Capitol's common stock on October 9, 2006, the day before Capitol publicly announced the exchange offer, was $45.35.  Based upon the average of the closing prices of the Capitol common stock for the month ended October 31, 2006 ($46.058636), a holder of BOE common stock electing to receive shares of Capitol common stock in the exchange offer would receive approximately .338793 shares of Capitol common stock for each share of BOE common stock, using the BOE share value as described above.  See "The Exchange Offer" beginning on page 34.

Capitol's common stock trades on the New York Stock Exchange, or NYSE, under the symbol "CBC". BOE's common stock is not traded on any established trading market. It is generally expected that any stock of Capitol received by holders of BOE common stock will not be subject to federal income tax but only if certain criteria are met. See "The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Exchange Offer" beginning on page 39. Capitol's obligation to complete this exchange offer is subject to the conditions listed under "The Exchange Offer—Conditions to the Exchange Offer" beginning on page 40.

FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER ABOUT THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 14. CAPITOL IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND CAPITOL A PROXY

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is November _____, 2006

ADDITIONAL INFORMATION

  This prospectus incorporates important business and financial information about Capitol and its subsidiaries from documents filed with Securities and Exchange Commission, or the SEC, that have not been included in, or delivered with, this prospectus. This information is available on the SEC's website at http://www.sec.gov and from other sources. See "Where Can I Find More Information?" on page 50.

        You may also request copies of these documents from Capitol, without charge, upon written or oral request to:

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, 4th Floor
Attn: Cristin Reid English, Esq.
Telephone: (517) 487-6555

        In order to receive timely delivery of the documents, you must make requests no later than December   , 2006 (five business days before the initially scheduled expiration date of the exchange offer).

2

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER	1

SUMMARY	4
Reasons for the Exchange Offer	4
The Exchange Offer	4
Accounting Treatment	5
Tax Consequences of the Share Exchange to BOE Shareholders	5
There are No Dissenters' Rights in Connection with the Exchange Offer.	6
Capitol's Obligation to Complete the Exchange Offer is Subject to a Number of Conditions	6
Regulatory Approvals	6
Opinion of Financial Advisor	7
Dividend Policy of Capitol	7
Dividend Policy of BOE	7
The Exchange Offer is Currently Scheduled to Expire on November 30, 2006	7
The Exchange Offer May be Extended, Terminated or Amended	7
The Exchange Offer Shall Occur Promptly After the Expiration Date	8
Tendered Shares May be Withdrawn at Any Time Prior to the Exchange of Those Shares	8
Shareholders Must Comply With the Procedure for Tendering Shares	8
Your Rights as a Shareholder Will Change	8
Forward-Looking Statements May Prove Inaccurate	8

SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL	10

SELECTED CONSOLIDATED FINANCIAL DATA OF BOE	12

RISK FACTORS	14

RECENT DEVELOPMENTS	19

CAPITALIZATION	20

DIVIDENDS AND MARKET FOR COMMON STOCK	21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22

INFORMATION ABOUT CAPITOL	23

INFORMATION ABOUT BOE	24

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	29

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT PER SHARE INFORMATION	32

BACKGROUND OF THE EXCHANGE OFFER	33
Background of the Exchange	33
Capitol's Reasons for the Exchange	33
Certain Considerations for BOE Shareholders	33
BOE's Reasons for the Exchange	33

THE EXCHANGE OFFER.	34
General	34
Consideration to be Paid	34
Timing of the Exchange Offer.	35
Extension, Termination and Amendment	35
Exchange of BOE Shares; Delivery of Capitol Common Stock	36
Cash Instead of Fractional Shares of Capitol Common Stock	36

i

TABLE OF CONTENTS, cont.

Withdrawal Rights	36
Procedure for Tendering.	37
Guaranteed Delivery	37
Material U.S. Federal Income Tax Consequences of the Exchange Offer	38
Purpose of the Exchange Offer; Dissenters' Rights	40
Conditions to the Exchange Offer	40
Minimum Tender Condition	40
Regulatory Matters	40
Other Conditions to the Exchange Offer	41
Source and Amount of Funds	42
Certain Relationships with BOE	42
Fees and Expenses	43
Accounting Treatment	43
Pro Forma Data	43
Federal Securities Laws Consequences	43
NYSE Listing	43
Opinion of Financial Advisor	43

COMPARISON OF SHAREHOLDER RIGHTS	46

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL	47
Rights of Common Stock	47
Shares Available for Issuance	47
Capitol's Preferred Securities.	49
Anti-Takeover Provisions.	49

WHERE YOU CAN FIND MORE INFORMATION	50

LEGAL MATTERS	51

EXPERTS	51

LIST OF ANNEXES

ANNEX A Opinion of Financial Advisor	A-1
ANNEX B Financial Information Regarding BOE	B-1

ii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	Who is offering to exchange my BOE shares?

A:
Capitol Bancorp Limited is a Michigan-incorporated bank holding company (hereinafter referred to as "Capitol"). Capitol is a bank development company with approximately $3.9 billion in total assets, with 48 individual bank charters operating in 13 states, including BOE. Capitol identifies opportunities for the development of new community banks, raises capital and mentors a community bank through its formative stages and manages its investments in community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank's community. Capitol Bancorp Limited was founded in 1988 and has executive offices in Lansing, Michigan and Phoenix, Arizona.

Q:	What is being proposed?

A:
Capitol is proposing to acquire up to all of the issued and outstanding shares of BOE by offering to exchange all outstanding shares of BOE common stock not already owned by Capitol for shares of Capitol common stock.

Q:	What would I receive in the exchange offer for my BOE shares?

A:
Under the terms of the exchange offer, you would receive shares of Capitol common stock in exchange for your shares of BOE common stock. For more detail on the consideration, see "The Exchange Offer-Consideration to be Paid" beginning on page 34.

Q:	How long will it take to complete the exchange?

A:	Capitol expects to complete the exchange offer in the fourth quarter of 2006, or as soon thereafter as possible.

Q:	Are there conditions to Capitol's acceptance of BOE shares in the exchange offer?

A.
Yes. Capitol's offer is subject to several material conditions, and those conditions must be satisfied or waived for Capitol to complete the exchange offer. See "The Exchange Offer-Conditions to the Exchange Offer" beginning on page 40.

Q:	Will I have to pay any fees or commissions?

A:
Generally, no. If you are the record owner of your shares of BOE common stock and you tender your shares of BOE common stock directly to Capitol, you will not have to pay brokerage fees or incur similar expenses. However, if you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply to you.

Q:	When does the exchange offer expire?

A:	The exchange offer will expire on December , 2006, at 11:59pm, Michigan Time, unless extended by Capitol. See "The Exchange Offer-Timing of the Exchange Offer" beginning on page 35.

Q:	Can the exchange offer be extended?

A:
Yes. Capitol may, without the consent of BOE, extend the period of time during which the offer remains open. You will have withdrawal rights during any extension period. See "The Exchange Offer-Extension, Termination and Amendment" beginning on page 35.

Q:	Will I be notified if the offer is extended?

A:	Yes. If Capitol decides or is required to extend the exchange offer, Capitol will make a public announcement of the results of the exchange offer, and announce the new expiration date, no later than 9:00 a.m., Michigan Time, on the next business day after the day on which the offer was previously scheduled to expire. See "The Exchange Offer-Extension, Termination and Amendment" beginning on page 35.

Q:	How do I participate in the exchange offer?

A:	To tender your shares, you should do the following:

•
If you hold BOE shares in your own name, complete and sign the letter of transmittal and return it with your BOE share certificates to Capitol at the corporate office Attention: Cristin Reid English, Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933 before the expiration date of the exchange offer.

•	If you hold your BOE shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date.

•
If your BOE share certificates are not immediately available or if you cannot deliver your BOE share certificates and other documents to Capitol prior to the expiration of the exchange offer, you may still tender your BOE shares if you comply with the guaranteed delivery procedures described under "The Exchange Offer-Procedure for Tendering" beginning on page 37.

Q:	How and when can I withdraw my previously tendered shares?

A:
To withdraw your previously tendered BOE shares, you must deliver a written or facsimile notice of withdrawal with the required information to Capitol while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. You may withdraw previously tendered BOE shares any time prior to the expiration of the exchange offer. Once Capitol has accepted shares for exchange pursuant to the offer, all tenders become irrevocable. See "The Exchange Offer-Withdrawal Rights" on page 36.

Q:	Is Capitol's financial condition relevant to my decision to tender shares in the offer?

A:
Yes. Shares of BOE common stock accepted in the offer will be exchanged for shares of Capitol common stock, so you should consider Capitol's financial condition before you decide to become one of Capitol's shareholders through the exchange offer. In considering Capitol's financial condition, you should review the information contained in this prospectus and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about Capitol.

Q:	Where can I find more information about Capitol?

A:
This document incorporates important business and financial information about Capitol from documents filed with the SEC that have not been delivered or included with this document. This information is available to you without charge upon written or oral request. You can obtain the documents incorporated by reference in this prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone from Capitol at the following address:

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square, Fourth Floor
Lansing, MI 48933
Attention: Lee W. Hendrickson, Chief Financial Officer
Telephone Number: (517) 487-6555

IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE EXCHANGE OFFER DEADLINE, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN DECEMBER  , 2006.

For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information".

WHO CAN ANSWER YOUR QUESTIONS?

If you have additional questions, you should contact:

Bank of Escondido
200 West Grand Avenue
Escondido, CA 92025
(760) 520-0400
Attention: Michael Peters
Or
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555
Attention: Cristin Reid English

If you would like additional copies of this
prospectus you should contact:
Capitol Bancorp Limited at the above address and phone number.

[The remainder of this page intentionally left blank]

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus.  However, this summary does not contain all of the information that may be important to BOE stockholders.  Important information is contained elsewhere in this prospectus and the other documents to which this prospectus refers, all of which should be carefully reviewed by BOE stockholders.  You are urged to read the entire prospectus, including the information set forth in the section entitled "Risk Factors" beginning on page 14 and the attached exhibits and annexes. Also, see "Where You Can Find More Information" on page 50.

SHAREHOLDERS MAY CALL 1-866-386-3440 THROUGH THE ENTIRE PERIOD OF THE EXCHANGE OFFER TO DETERMINE THE CONSIDERATION TO BE RECEIVED IN THE OFFER.

Capitol Bancorp Limited describes itself as a bank-development enterprise and is a bank holding company with its Eastern Region headquarters located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933. Capitol's telephone number is (517) 487-6555. Capitol has its Western Region headquarters located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016. Capitol's telephone number at its Western Region headquarters is (602) 955-6100.

Capitol is a uniquely structured affiliation of community banks. It currently has nearly 50 wholly or majority-owned bank subsidiaries. Each of Capitol's banks are viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development.

Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

BOE is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. BOE was organized as a California bank in October of 2003. As of August 31, 2006, Capitol owned 50.74% of the outstanding shares of BOE.  As of August 31, 2006, BOE's executive management and Board of Directors held 10.80% of the outstanding shares of BOE common stock (excluding outstanding BOE stock options).  Capitol's executive management and Board of Directors that are not executive management and directors of BOE held 26.13% of the outstanding shares of BOE's common stock (excluding outstanding BOE stock options) as of August 31, 2006.

Reasons for the Exchange Offer (Page 33).

Capitol is offering to exchange shares of BOE with shares of its common stock because it has been Capitol's practice to provide a liquidity opportunity to the minority shareholders of its affiliate banks after approximately three years of operation. This was disclosed to the minority shareholders in the offering circular at the time they made their original investment in BOE.

It is believed that the exchange will provide BOE's shareholders with greater liquidity and flexibility because Capitol's common stock is publicly traded. The exchange will also provide BOE's shareholders with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base.

The Exchange Offer (Page 34)

General

Under the terms of the exchange offer, Capitol is offering to exchange previously unissued Capitol common stock for each issued and outstanding share of BOE common stock not already owned by Capitol.

Consideration to be received

If you elect to tender your shares of BOE common stock pursuant to the exchange offer, Capitol will determine the per share consideration you are entitled to receive according to an exchange ratio. The exchange ratio will be calculated by dividing $15.604322 (which is fixed based on 150% of the pro forma fully-diluted adjusted book value per share of BOE common stock as of October 31, 2006), by the average closing prices of Capitol's common stock for the 30 trading day period ending two trading days prior to the close of the exchange offer. At September 30, 2006, the book value per share of BOE was approximately $10.349638.

The Capitol share value will be based upon the average closing price of Capitol common stock over a 30 trading day period ending two trading days prior to the close of the exchange offer. However, Capitol's stock price may fluctuate and the consideration you receive may fluctuate and may not equal the estimated per share consideration herein if Capitol's stock price does not equal the average closing price for the month ended October 31, 2006. The closing price of Capitol's common stock on October 9, 2006, the day before Capitol publicly announced the exchange offer, was $45.35.  Based upon the average of the closing prices of the Capitol common stock for the month ended October 31, 2006 ($46.058636), the last practicable date before printing of this prospectus, a holder of BOE common stock electing to receive shares of Capitol common stock in the exchange offer would receive approximately .338793 shares of Capitol common stock for each share of BOE common stock, using the BOE share value as described above.

The total number of shares of Capitol common stock that Capitol will issue and deliver to BOE shareholders in exchange for their shares (estimated to be 180,949 shares issued based on the number of BOE shares outstanding at September 30, 2006, the average of the closing prices of Capitol common stock for the month ended October 31, 2006 and BOE share value as described above, excluding potential exercise of BOE's outstanding stock options) will not exceed the product of the exchange ratio and the number of BOE shares accepted at the close of the exchange offer.

You will not receive any fractional shares of Capitol common stock in the exchange offer. Instead, you will receive a check in an amount equal to the value of the fractional share of Capitol common stock that you would otherwise have been entitled to receive, along with your Capitol stock certificate.

For more detail on the consideration you receive, see "The Exchange Offer-Consideration to be Paid" beginning on page 34.

Accounting Treatment (page 43).

Capitol's acquisition of the additional shares of BOE resulting from the exchange offer will be accounted for under the purchase method of accounting. After the exchange, assuming all of the BOE shares not already owned by Capitol are acquired by Capitol pursuant to the exchange offer, all of BOE's results from operations will be included in Capitol's income statement, as opposed to only a portion, which is currently reported.

Tax Consequences of the Exchange Offer to BOE Shareholders (page 38).

Any cash you receive as consideration in the exchange offer will cause taxable gain recognition, which means that you will have to pay taxes as a result. The cash portion of the consideration the BOE shareholders receive for their BOE common stock, from receipt of cash in lieu of fractional shares, will cause taxable gain recognition. BOE shareholders who receive cash will be taxed on the amount of the lesser of the cash received or the gain realized on the exchange. Depending upon your particular circumstances, the receipt of cash may be treated either as received in a sale or exchange of stock or as received in a corporate distribution.

Capitol has structured the exchange offer to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Capitol will consult, from time to time, with Miller, Canfield, Paddock and Stone, p.l.c., counsel to Capitol, regarding whether the exchange will qualify as a reorganization. Miller, Canfield, Paddock and Stone, p.l.c. has issued an opinion to Capitol that the exchange offer will qualify as a reorganization. That opinion has been filed with the SEC as an exhibit to Capitol's registration statement on Form S-4 in connection with the exchange offer. Miller, Canfield, Paddock and Stone, p.l.c.'s opinion is subject to certain assumptions which may limit its application in particular instances. In the event that unanticipated intervening events occur whereby Miller, Canfield, Paddock and Stone, p.l.c., determines that the exchange offer will not qualify as a reorganization (including Capitol's waiver of the minimum tender condition),

Capitol may nevertheless proceed with the exchange offer. In that event, the exchange offer may be fully taxable at the BOE shareholder level and each BOE shareholder will recognize gain or loss measured by the difference between (1) the cash plus the fair market value of the Capitol common stock received in the exchange offer, and (2) the exchanging BOE shareholder's tax basis for the shares of common stock surrendered in the exchange offer.

Tax matters are very complicated, and the tax consequences of the exchange offer to each BOE shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.

See "The Exchange Offer-Material U.S. Federal Income Tax Consequences of the Exchange Offer" beginning on page 38.

There are No Dissenters' Rights in Connection with the Exchange Offer (Page 40).

No dissenters' rights are available in connection with the exchange offer.

Capitol's Obligation to Complete the Exchange Offer is Subject to a Number of Conditions (Page 40).

Capitol's obligation to exchange shares of common stock for BOE common stock pursuant to the exchange offer is subject to the following material conditions, any of which Capitol may waive:

•
The tender of enough shares of BOE common stock so that, after the completion of the exchange offer, Capitol owns a number of shares of BOE common stock which, together with any shares of BOE common stock that Capitol beneficially owns for Capitol's account, constitutes at least 80% of the total outstanding shares of BOE common stock on a fully diluted basis, as though all options or other securities convertible into or exercisable or exchangeable for shares of BOE common stock had been converted, exercised or exchanged; and

•
BOE not having entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing Capitol's ability to acquire BOE common stock or otherwise diminishing the value of the acquisition of BOE common stock.

Capitol's obligation to exchange shares of Capitol common stock for BOE common stock pursuant to the exchange offer is also subject to the following material conditions, none of which Capitol may waive:

•	The receipt of all applicable regulatory approvals required to consummate the exchange offer, including the expiration or termination of any applicable waiting periods;

•
No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the exchange offer shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the completion of the exchange offer; and

•	The effectiveness of Capitol's registration statement filed with the SEC, relating to the securities to be issued in the exchange offer.

These material conditions and the other conditions to the exchange offer are discussed under "The Exchange Offer-Conditions to the Exchange Offer" on page 40.

Regulatory Approvals (page 40)

As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire control of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between control of and ownership of 100% of the stock of the subsidiary bank. Capitol and its affiliates received permission to acquire control of BOE prior to BOE commencing business. Accordingly, Capitol will not be required to seek any further approval from the Federal

Reserve Board for the exchange. Capitol is not aware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in the United States or in any non-U.S. jurisdiction that is applicable to the exchange offer.

Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Capitol's banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services to customers.

Opinion of Financial Advisor (page 43).

BOE retained Howe Barnes as its financial advisor and agent in connection with the exchange offer to render a financial fairness opinion as to the fairness of the proposed transaction to BOE's shareholders. The opinion states that as of its date and subject to the considerations described in it the consideration to be paid in the exchange by holders of BOE common stock is fair from a financial point of view. The opinion is attached as Annex A to this prospectus.

Dividend Policy of Capitol (Page 7).

Capitol typically pays quarterly cash dividends to its common shareholders (although there is no assurance such dividends will continue in the future). Capitol has been paying quarterly cash dividends of $0.25 per share most recently ($0.20 per share in 1st quarter 2006, $0.19 per share in 4th quarter 2005, $0.18 per share in 2nd and 3rd quarter 2005, $0.17 per share in 1st quarter 2005 and 4th quarter 2004). Future payment of cash dividends by Capitol, if any, is dependent upon many variables and is subject to approval by Capitol's Board of Directors.

Dividend Policy of BOE (Page 7).

BOE has never paid a cash dividend.

The Exchange Offer is Currently Scheduled to Expire on December  , 2006 (Page 35).

The expiration date of the exchange offer is scheduled for 11:59 p.m., Michigan Time, on December  , 2006, unless Capitol extends the period of time for which the exchange offer is open.

The Exchange Offer May be Extended, Terminated or Amended (Page 35).

Capitol expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and Capitol can do so by announcing the new expiration date. Capitol is not providing any assurance that Capitol will exercise this right to extend the exchange offer, although Capitol currently intends to do so until all conditions have been satisfied or, to the extent permissible, waived. During any extension, all shares of BOE common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to the right of each shareholder of BOE to withdraw his or her shares of BOE common stock.

Subject to the SEC's applicable rules and regulations, Capitol also reserves the right, in its sole discretion, at any time or from time to time:

•
to delay Capitol's acceptance for exchange or the exchange of any shares of BOE common stock, or to terminate the exchange offer, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date;

•
to waive any condition, other than the conditions relating to the receipt of regulatory approvals, the absence of an order or decree of any court or agency of competent jurisdiction preventing the completion of the exchange offer, and the effectiveness of the registration statement for the Capitol shares to be issued in the exchange offer; or

•	to amend the exchange offer in any respect, by giving oral or written notice of such delay, termination or amendment by making a public announcement.

Capitol will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any related announcement will be issued no later than 9:00 A.M., Michigan Time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including the Securities Exchange Act of 1934, as amended, which may require that any material change in the information published, sent or given to BOE's shareholders in connection with the exchange offer be promptly sent to those shareholders in a manner reasonably designed to inform them of that change, and without limiting the manner in which Capitol may choose to make any public announcement, Capitol assumes no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by making a release to the PR Newswire or some other similar national news service.

The Exchange Shall Occur Promptly After the Expiration Date (Page 36).

Upon the terms and subject to the conditions of the exchange offer, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, Capitol will accept for exchange, and will exchange, shares of BOE common stock validly tendered and not properly withdrawn promptly after the expiration date.

Tendered Shares May be Withdrawn at Any Time Prior to the Exchange of Those Shares (Page 36).

Shares of BOE common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date, unless Capitol previously accepted them pursuant to the exchange offer.

Shareholders Must Comply With the Procedure for Tendering Shares (Page 37).

For you to validly tender shares of BOE common stock pursuant to the exchange offer:

•
Capitol must receive at one of its addresses set forth on the back cover of this prospectus (1) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, and (2) certificates for tendered shares of BOE common stock before the expiration date, or

•	you must comply with the guaranteed delivery procedures set forth in "The Exchange Offer-Guaranteed Delivery" on page 37.

Your Rights as a Shareholder Will Change (page 46)

Your rights as a BOE shareholder are determined by California's banking law and by BOE's articles of incorporation and bylaws. If you tender your shares of BOE common stock, your rights as a Capitol shareholder will be determined by Michigan law relating to business corporations (not the banking law) and by Capitol's articles of incorporation and bylaws. See "Comparison of Shareholders Rights".

Forward-Looking Statements May Prove Inaccurate (Page 22).

Capitol has made forward looking statements in this document, and in certain documents referred to in this prospectus, that are subject to risks and uncertainty. Such statements include, but are not limited to: statements with respect to Capitol's plans, objectives, expectations and intentions and other statements that are not historical facts; and other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and other similar expressions. These statements are based upon Capitol's current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets;

•	adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

•	adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

•	adverse changes in real estate market conditions that could also negatively affect credit risk;

•	the possibility of increased competition for financial services in Capitol's markets;

•	fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

•	other factors described in "Risk Factors".

Additional factors that could cause Capitol's results to differ materially from those described in the forward-looking statements can be found in Capitol's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form l0-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC's Internet site at http://www.sec.gov. Capitol does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Notwithstanding any statement in this prospectus, Capitol acknowledges that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act and added by the Private Securities Litigation Reform Act of 1995, does not apply to forward -looking statements made in connection with the exchange offer.  The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference in this Prospectus as applicable.  All future written and oral forward-looking statements attributable to Capitol, BOE or any person acting on their respective behalf are expressly qualified by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and Capitol and BOE cannot predict those events or their impact.  Capitol and BOE assume no obligation to update any forward-looking statements after the date of this Prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

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SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL BANCORP LIMITED

The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference. The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol's Quarterly Report on Form 10-Q for the period ended September 30, 2006. See "Where You Can Find More Information". The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation. Interim results for the nine months ended September 30, 2006 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2006. Because of the number of banks added throughout the period of Capitol's existence, and because of the differing ownership percentage of banks included in the consolidated amounts, historical operating results are of limited relevance in comparing financial performance and predicting Capitol's future operating results.

Capitol's consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2005, 2004 and 2003 are incorporated herein by reference. The selected financial data provided below as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 have been derived from Capitol's consolidated financial statements which are incorporated herein by reference. Selected balance sheet data as of September 30, 2005 and December 31, 2003, 2002 and 2001 and results of operations data for the years ended December 31, 2002 and 2001 were derived from consolidated financial statements which are not incorporated in this prospectus.

Under current accounting rules, generally, entities for which a controlling financial interest (usually a majority voting interest) is owned by another are consolidated or combined for financial reporting purposes. This means that all of the assets and liabilities of subsidiaries (including BOE) are included in Capitol's condensed consolidated balance sheet. Capitol's consolidated net income, however, only includes its subsidiaries' (including BOE) net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank or bank-development subsidiary incurs early start-up losses, Capitol will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.

Capitol Bancorp Limited

	As of and for the Nine Months Ended September 30		As of and for the Years Ended December 31

	2006	2005	2005	2004	2003	2002	2001
(dollars in thousands, except per share data)
Selected Results of Operations Data:
Interest income	$204,375	$163,067	$224,439	$179,809	$164,416	$156,454	$153,797
Interest expense	74,690	47,831	67,579	47,496	49,490	55,860	73,292
Net interest income	129,685	115,236	156,860	131,593	114,926	100,594	80,505
Provision for loan losses	8,712	7,169	10,960	12,708	9,861	12,676	8,167
Net interest income after provision
for loan losses	120,973	108,067	145,900	118,885	105,065	87,918	72,338
Noninterest income	15,472	15,135	21,048	19,252	20,087	14,982	9,585
Noninterest expense	102,556	85,483	117,289	97,787	86,952	76,538	63,944
Income before income tax expense and
minority interest	33,889	37,719	49,659	40,350	38,200	26,362	17,979
Income tax expense	12,129	14,518	19,232	14,699	14,035	9,314	6,016
Minority interest in net losses (income)
of consolidated subsidiaries	9,249	2,705	5,498	1,065	(785)	(395)	(1,245)
Net income	31,009	25,906	35,925	26,716	23,380	16,653	10,718

Capitol Bancorp Limited
	As of and for the Nine Months Ended September 30		As of and for the Years Ended December 31
	2006	2005	2005	2004	2003	2002	2001
	(dollars and shares in thousands, except per share data)
Per Share Data:
Net income per common share:
Basic	$1.97	$1.75	$2.42	$1.88	$1.86	$1.64	$1.38
Diluted	1.89	1.67	2.34	1.79	1.77	1.57	1.35
Cash dividends declared	0.70	0.53	0.72	0.65	0.51	0.44	0.40
Book value	20.40	18.41	19.13	17.00	15.60	13.72	10.24
Pro forma consolidated book value (1)	20.69	N/A	19.44	N/A	N/A	N/A	N/A
Dividend payout ratio	35.53%	30.29%	29.75%	34.57%	27.42%	26.83%	28.99%
Weighted average number of
common shares outstanding	15,702	14,777	14,867	14,183	12,602	10,139	7,784

Selected Balance Sheet Data:
Total assets	$3,855,633	$3,446,329	$3,475,721	$3,091,418	$2,737,062	$2,409,288	$2,044,006
Investment securities	41,175	45,599	43,674	42,363	93,207	34,139	43,687
Portfolio loans	3,307,222	2,888,566	2,991,189	2,692,904	2,247,440	1,991,372	1,734,589
Allowance for loan losses	(45,174)	(39,284)	(40,559)	(37,572)	(31,404)	(28,953)	(23,238)
Deposits	3,114,206	2,799,443	2,785,259	2,510,072	2,288,664	2,062,072	1,740,385
Debt obligations:
Notes payable and short-term borrowings	175,370	173,823	175,729	172,534	92,774	93,398	89,911
Subordinated debentures	101,011	100,916	100,940	100,845	90,816	51,583	48,621
Total debt obligations	276,381	274,739	276,669	273,379	183,590	144,981	138,532
Minority interests in
consolidated subsidiaries	113,932	70,135	83,838	39,520	30,946	28,016	70,673
Stockholders' equity	327,791	280,234	301,866	252,159	218,897	160,037	80,172

Performance Ratios (2)
Return on average equity	13.13%	13.19%	13.34%	11.25%	12.97%	13.33%	15.22%
Return on average assets	1.13%	1.06%	1.08%	0.91%	0.91%	0.75%	0.58%
Net interest margin (fully taxable
equivalent)	5.10%	5.05%	5.09%	4.81%	4.80%	4.80%	4.60%
Efficiency ratio (3)	70.65%	65.57%	65.93%	64.83%	64.40%	66.22%	70.98%

Asset Quality:
Nonperforming loans (4)	$29,907	$25,235	$26,732	$28,471	$26,872	$22,890	$17,238
Allowance for loan losses to
nonperforming loans	151.05%	155.67%	151.72%	131.97%	116.87%	126.49%	134.81%
Allowance for loan losses to
portfolio loans	1.37%	1.36%	1.36%	1.40%	1.40%	1.45%	1.34%
Nonperforming loans to total
portfolio loans	0.90%	0.87%	0.89%	1.06%	1.20%	1.15%	0.99%
Net loan losses to average
portfolio loans	0.17%	0.26%	0.28%	0.29%	0.36%	0.37%	0.15%

Capital Ratios:
Average equity to average assets	8.60%	8.01%	8.12%	8.06%	7.01%	5.59%	3.78%
Tier 1 risk-based capital ratio	14.38%	13.57%	14.25%	12.03%	12.25%	10.52%	10.54%
Total risk-based capital ratio	15.64%	14.82%	15.50%	13.91%	14.31%	11.77%	11.85%
Leverage ratio	13.17%	12.18%	12.91%	10.93%	11.03%	9.07%	10.23%
____________________

N/A -- Not applicable
(1) Based on the estimated exchange ratio of .338793 shares of Capitol for each share of BOE as discussed in this prospectus. The actual exchange ratio will be different. Excludes the pro forma effect of other share exchange transactions or proposals of Capitol (see "Recent Developments").

(2) These ratios are annualized for the periods indicated.
(3) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

SELECTED FINANCIAL DATA OF BANK OF ESCONDIDO

The financial data below summarizes historical financial information (in $1,000's, except per share data) for the periods indicated and should be read in conjunction with the audited and unaudited financial statements of BOE attached to this prospectus.

	As of and for the Nine Months Ended September 30		As of and for Periods Ended December 31
Selected Results of Operations Data:	2006	2005	2005	2004	2003
Interest income	$3,620	$2,588	$3,646	$1,976	$131
Interest expense	938	466	715	271	12
Net interest income	2,682	2,122	2,931	1,705	119
Provision (credit) for loan losses	(25)	101	110	230	120
Net interest income (deficiency) after provision
(credit) for loan losses	2,707	2,021	2,821	1,475	(1)
Noninterest income	171	120	143	78	5
Noninterest expense	1,855	1,662	2,271	1,824	746
Income (loss) before income taxes (benefit)	1,023	479	694	(271)	(742)
Income taxes (benefit)	417	168	242	(85)	(251)
Net income (loss)	606	311	452	(186)	(491)

Per Share Data:
Net income (loss) per common share - basic and diluted	$0.61	$0.31	$0.46	$(0.19)	$(0.50)
Book value	10.35	9.62	9.76	9.32	9.50

Selected Balance Sheet Data:
Total assets	$78,568	$67,758	$70,807	$50,956	$26,843
Investment securities	662	681	655	--	--
Portfolio loans	32,712	37,280	38,228	33,166	9,273
Allowance for loan losses	(435)	(451)	(460)	(350)	(120)
Deposits	67,654	58,154	60,895	41,680	17,415
Stockholders' equity	10,753	9,521	9,709	9,223	9,409

Performance Ratios:
Return on average equity	8.09%	4.44%	4.78%	N/A	N/A
Return on average assets	1.08%	0.70%	0.72%	N/A	N/A
Net interest margin (fully taxable equivalent)	5.03%	5.05%	5.01%	4.29%	1.44%
Efficiency ratio (1)	65.02%	74.13%	73.88%	102.28%	600.96%

Asset Quality:
Non-performing loans	$20	$24	$23	$--	$--
Allowance for loan losses to
non-performing loans	N/M	N/M	N/M	--	--
Allowance for loan losses to portfolio loans	1.33%	1.21%	1.20%	1.06%	1.29%

Capital Ratios:
Average equity to average assets	13.39%	15.71%	15.09%	21.91%	45.59%
Tier 1 risk-based capital ratio	24.40%	22.26%	22.24%	23.39%	68.22%
Total risk-based capital ratio	25.38%	23.33%	23.30%	24.31%	69.12%
Leverage ratio	14.34%	14.33%	13.60%	17.44%	34.12%

N/A - Not applicable
N/M - Not meaningful
(1) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

SELECTED FINANCIAL DATA OF BANK OF ESCONDIDO, continued

Quarterly Results of Operations
	Total for the year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Nine Months ended September 30, 2006:
Interest income	$3,620		$1,202	$1,260	$1,158
Interest expense	938		341	316	281
Net interest income	2,682		861	944	877
Provision (credit) for loan losses	(25)		--	(40)	15
Net income	606		165	242	199
Net income per share (basic and diluted)	0.61		0.17	0.20	0.24

Year ended December 31, 2005:
Interest income	$3,646	$1,058	$946	$859	$783
Interest expense	715	249	185	150	131
Net interest income	2,931	809	761	709	652
Provision for loan losses	110	9	41	35	25
Net income	452	141	104	136	71
Net income per share (basic and diluted)	0.46	0.14	0.11	0.14	0.07

Year ended December 31, 2004:
Interest income	$1,976	$693	$551	$462	$270
Interest expense	271	101	74	57	39
Net interest income	1,705	592	478	405	231
Provision for loan losses	230	35	70	60	65
Net income (loss)	(186)	58	(14)	(58)	(172)
Net income (loss) per share (basic and diluted)	(0.19)	0.06	(0.02)	(0.06)	(0.17)

Period ended December 31, 2003:
Interest income	$131	$131
Interest expense	12	12
Net interest income	119	119
Provision for loan losses	120	120
Net loss	(491)	(491)
Net loss per share (basic and diluted)	(0.50)	(0.50)

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RISK FACTORS

In deciding whether to tender your shares of BOE common stock for exchange pursuant to the exchange offer, you should read carefully this prospectus and all other documents attached to or incorporated by reference into this prospectus. You should, in particular, read and consider the following risk factors, as well as the other risks associated with each of the businesses of BOE and Capitol, because these risks also will affect the combined businesses should the exchange offer be completed. These other risks associated with the businesses of BOE and Capitol can be found in Capitol's Annual Report on Form 10-K for the year ended December 31, 2005, and Capitol's documents filed subsequent thereto with the SEC and incorporated by reference into this prospectus.

The shares of common stock that are being offered are not savings accounts or deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in Capitol's common stock will provide you with an equity ownership interest in Capitol. As a Capitol shareholder, your investment may be impacted by risks inherent in its business. You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to vote to exchange your BOE common stock for Capitol's common stock.

This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to Capitol's future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," and similar expressions. Actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

Inherent Conflicts of Interest in the Exchange Offer.

BOE is already a majority-owned subsidiary of Capitol. By virtue of the existing relationship between BOE and Capitol, the proposed exchange offer presents inherent conflicts of interest. For example, no other proposals are being considered and, if there were any, Capitol would likely vote its BOE shares against any other proposals. Capitol's proposal to value BOE shares at $15.604322 (150% of pro forma fully-diluted adjusted book value per share of BOE as of October 31, 2006) in the exchange offer is based solely on its judgment in making such proposal. Accordingly, the BOE share value and related exchange ratio have not been determined absent the inherent conflicts of interest between Capitol and BOE. It is unknown what exchange ratio or BOE share value, if any, that might be negotiated between BOE and unaffiliated entities. BOE has obtained a fairness opinion by Howe Barnes Hoefer & Arnett, Inc. with respect to the tender offer.

Newly Formed Banks Are Likely to Incur Significant Operating Losses That Could Negatively Affect the Availability of Earnings to Support Future Growth.

Many of Capitol's bank subsidiaries are less than three years old and Capitol's oldest bank is twenty-three years old. Capitol engaged in significant new bank development activity in 2006. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

If Capitol is Unable to Manage its Growth, its Ability to Provide Quality Services to Customers Could Be Impaired and Cause its Customer and Employee Relations to Suffer.

Capitol has rapidly and significantly expanded its operations, engaged in significant new bank development activity in 2006 and anticipates that further expansion will be required to realize its growth strategy. Capitol's rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

•	transaction processing;
•	operational and financial management; and

•	training, integrating and managing Capitol's growing employee base.

Favorable Environment for Formation of New Banks Could Change Adversely, Which Could Severely Limit Capitol's Expansion Opportunities.

Capitol's growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks; this could adversely affect future asset growth, earnings and the value of Capitol's common stock.

Capitol's Banks' Small Size May Make it Difficult to Compete With Larger Institutions Because Capitol is Not Able to Compete With Large Banks in the Offering of Significantly Larger Loans.

Capitol endeavors to capitalize its newly formed banks with a moderate dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol's banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

Capitol's banks are intended to be small in size. Many operate from single locations. They are small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks. While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

If Capitol Cannot Recruit Additional Highly Qualified Personnel, Capitol's Banks' Customer Service Could Suffer, Causing its Customer Base to Decline.

Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol's business could suffer significantly.

Capitol and its Banks Operate in an Environment Highly Regulated by State and Federal Government; Changes in Federal and State Banking Laws and Regulations Could Have a Negative Impact on Capitol's Business.

As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Capitol's current bank affiliates are regulated primarily by the state banking regulators and the FDIC and, in the case of one national bank, the Office of the Comptroller of the Currency (OCC).

Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including:

•	adequate capital and financial condition;
•	permissible types and amounts of extensions of credit and investments;
•	training, integrating and managing Capitol's growing employee; and
•	restrictions on dividend payments.

Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time and any such change could adversely affect Capitol.

Regulatory Action Could Severely Limit Future Expansion Plans.

To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

While Capitol's prior experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks.

The Banks' Allowances For Loan Losses May Prove Inadequate to Absorb Actual Loan Losses, Which May Adversely Impact Net Income or Increase Operating Losses.

Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb inherent losses in the loan portfolios at the balance sheet date. Management's estimates are used to determine the allowance and are based on historical loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual future losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates that are generally beyond Capitol's control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at many of Capitol's banks. Because many of Capitol's banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses.

Widespread media reports of concerns about the health of the domestic economy have continued in 2006. Capitol's loan losses in recent years have varied. Further, levels of nonperforming loans have fluctuated and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol's operating results.

Capitol's Commercial Loan Concentration to Small Businesses and Collateralized by Commercial Real Estate Increases the Risk of Defaults by Borrowers and Substantial Credit Losses Could Result, Causing Shareholders to Lose Their Investment in Capitol's Common Stock.

Capitol's banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol's strategy emphasizes lending to small businesses and other commercial enterprises. Capitol typically uses commercial real estate as a source of collateral for many of its loans. Recently, regulatory agencies have expressed concern with banks with large concentration in commercial real estate due to the recent downturn in the real estate market in certain areas of the country possibly leading to increased risk of credit loss and extended periods of sale. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan. Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol's common stock.

Actions by the Open Market Committee of the Federal Reserve Board (FRBOMC) May Adversely Affect Capitol's Net Interest Income.

Changes in Net Interest Income. Capitol's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

Recently, the Federal Reserve has increased interest rates several times. Future stability of interest rates and Federal Reserve Open Market Committee policy, which impact such rates, are uncertain.

Changes in The Yield Curve. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

Existing Subsidiaries of Capitol May Need Additional Funds to Aid in Their Growth or To Meet Other Anticipated Needs Which Could Reduce Capitol's Funds Available For New Bank Development or Other Corporate Purposes.

  Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks or other corporate purposes.

Capitol has Debt Securities Outstanding Which May Prohibit Future Cash Dividends on Capitol's Common Stock or Otherwise Adversely Affect Regulatory Capital Compliance.

Capitol has a credit facility with an unaffiliated bank under which borrowings of up to $25 million are permitted, subject to certain conditions. In the event Capitol utilizes this facility, Capitol is reliant upon its bank subsidiaries' earnings and dividends to service this debt obligation which may be inadequate to service the obligations. In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility. In addition, upon such occurrences, dividends on Capitol's common stock may be prohibited or Capitol may be otherwise unable to make future dividends payments or obtain replacement credit facilities.

Capitol also has several series of trust-preferred securities outstanding, with a liquidation amount totaling about $103.3 million, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities for financial reporting purposes which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid. Future payment of interest is dependent upon Capitol's bank subsidiaries' earnings and dividends which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

Capitol's stock price fluctuates, and decreases in Capitol's stock price will adversely affect the value of the consideration you receive in the exchange offer.

The trading price of Capitol common stock has been and may continue to be subject to fluctuations, which will affect the value of the consideration you receive in the exchange offer. As of November 6, 2006, Capitol's 52-week high and low stock prices were $47.23 and $34.16, respectively. Capitol's stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in Capitol's markets. In addition, the stock market in general, and the market prices for financial services companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Capitol stock, regardless of its operating performance.

The value of the stock you receive will fluctuate based on changes in the price of Capitol common stock. If you elect to tender your shares of BOE stock pursuant to the exchange offer, Capitol will calculate the consideration that you will receive for each share of BOE exchanged in the exchange offer by reference to the average closing price of Capitol common stock over a 30 trading-day period ending two trading days prior to the expiration date. Fluctuations in Capitol's common stock price will affect the 30-day average price and, therefore, affect the per share consideration that is determined for purposes of the exchange offer.

Capitol's Bank Subsidiaries Have Decentralized Management Which Could Have a Negative Impact on the Rate of Growth and Profitability of Capitol and its Bank Subsidiaries.

Capitol's bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of the institution, including credit decisions, the selection of personnel, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol's ability to uniformly implement corporate or enterprise-wide strategy at the bank level. It may slow Capitol's ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. This decentralized structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

Unless all of the conditions to the exchange offer are either waived by Capitol, to the extent possible, or satisfied prior to the expiration of the exchange offer, the exchange offer may be taxable to BOE shareholders or will not be consummated.

The exchange offer is subject to a number of conditions, all of which must either be waived by Capitol, to the extent possible, or satisfied prior to the expiration of the exchange offer. Because it is uncertain as to whether all the conditions will be satisfied or waived by Capitol, there is no guarantee that Capitol will consummate the exchange offer. These conditions include, without limitation, that:

•	not less than 80% of the outstanding shares of BOE on a fully diluted basis tender their shares; and

•	Capitol receives all required regulatory approvals; and

•	no order or decree by any court or agency of competent jurisdiction preventing the completion of the exchange offer be in effect.

See "The Exchange Offer-Conditions to the Exchange Offer" beginning on page 40. Capitol will not be required to accept for exchange or exchange any shares of BOE common stock if, at the expiration date of the exchange offer, the conditions have not been satisfied or waived by Capitol. All of the exchange offer conditions are solely for Capitol's benefit and Capitol may assert them regardless of the circumstances giving rise to any of the conditions (including any action or inaction by Capitol). The determination as to whether any condition has been satisfied will be in Capitol's reasonable judgment and will be final and binding on all parties. The waiver of certain conditions, such as the minimum tender condition, may result in the exchange offer being deemed to be a taxable transaction to the BOE shareholders.

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RECENT DEVELOPMENTS

On February 21, 2006, Capitol opened its 42nd bank affiliate, Community Bank of Rowan, in Salisbury, North Carolina. Community Bank of Rowan is Capitol's second bank in North Carolina.

On April 27, 2006, Capitol opened its 43rd bank affiliate, Asian Bank of Arizona, in Phoenix, Arizona. Asian Bank of Arizona is Capitol's tenth bank in Arizona.

On May 30, 2006, Capitol opened its 44th community bank, Evansville Commerce Bank, in Evansville, Indiana. Evansville Commerce Bank is Capitol's third bank in Indiana.

On June 21, 2006, Capitol opened its 45th community bank, Bank of Valdosta, in Valdosta, Georgia. Bank of Valdosta is Capitol's second bank in Georgia.

On June 21, 2006, Capitol opened its 46th community bank, Sunrise Bank of Atlanta, in Atlanta, Georgia. Sunrise Bank of Atlanta is Capitol's third bank in Georgia. Sunrise Bank of Atlanta was previously a loan production office operating in Atlanta, Georgia since 2002.

On June 30, 2006, Capitol opened its 47th community bank, Bank of Everett, in Everett, Washington. Bank of Everett is Capitol's second bank in Washington.

On October 2, 2006, Capitol opened its 48th community bank, Bank of Maumee, in Maumee, Ohio.  Bank of Maumee is Capitol's first bank in Ohio.

On October 18, 2006, Capitol opened its 49th community bank, 1st Commerce Bank, in North Las Vegas, Nevada.  1st Commerce Bank is Capitol's fifth bank in Nevada.

On November 2, 2006 Capitol opened its 50th community bank, Ohio Commerce Bank, in Beachwood, Ohio.  Ohio Commerce Bank is Capitol's second bank in Ohio.

Each of the recently-opened banks in 2006 are majority-owned by Capitol or its bank-development subsidiaries.

On October 25, 2006, Capitol announced its 57th consecutive quarterly dividend, payable December 1, 2006 to shareholders of record as of November 8, 2006. This quarterly dividend of $0.25 per common share represents a 32 percent increase over the dividend paid in the same period in the prior year ($0.19).

On September 15, 2006 Capitol announced a share exchange offer to Class B shareholders of its bank-development subsidiary Capitol Development Bancorp Limited I. If the shareholders of Capitol Development Bancorp Limited I approve such share exchange, Capitol expects to tentatively issue approximately 366,000 shares of previously unissued common stock resulting from such share exchange offer.

As of November 7, 2006, applications were pending and in various stages of organization for several de novo banks in the states of California, Colorado, Washington, Nevada, Texas and New York.

Bank development efforts are currently under consideration in several states including pre-development exploratory discussions, lease and employment negotiations and preparation of preliminary regulatory applications for formation and/or acquisition of community banks.

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CAPITALIZATION

The table presented below shows Capitol's actual total capitalization as of September 30, 2006 and the proposed exchange of Capitol's common stock for BOE's common stock as described in this prospectus.

	As of September 30, 2006
	(dollars in thousands, except per share data)
	Actual	As Adjusted for the Proposed BOE Exchange Offer(4))

Debt obligations:
Notes payable	$175,370	$175,370
Subordinated debentures	101,011	101,011
Total debt obligations	$276,381	$276,381

Minority interests in consolidated subsidiaries	$113,932	$108,404

Stockholders' equity(1):
Common stock, no par value; 50,000,000 shares authorized; issued, and outstanding:
Actual - 16,064,901 shares	$222,547
As adjusted for the proposed BOE Exchange Offer - 16,245,850 shares(4)		$230,881
Retained earnings	105,414	105,414
Market value adjustment for available-for-sale securities (net of tax effect) (accumulated other comprehensive income)	(170)	(170)
Total stockholders' equity	$327,791	$336,125

Book value per share of common stock	$20.40	$20.69

Total capitalization(2)	$441,723	$444,529

Total capital funds(3)	$542,734	$545,540

Capital ratios:
Stockholders' equity to total assets	8.50%	8.71%

Total capitalization to total assets	11.46%	11.52%

Total capital funds to total assets	14.08%	14.14%

(1)	Does not include approximately 2.6 million shares of common stock issuable upon exercise of stock options.
(2)	Total capitalization includes stockholders' equity and minority interests in consolidated subsidiaries.
(3)	Total capital funds include stockholders' equity, minority interests in consolidated subsidiaries and subordinated debentures.
(4)
Assumes issuance of 180,949 shares of Capitol common stock upon completion of the proposed BOE exchange offer. Estimated exchange ratio is based on Capitol share value of $46.058636, the average of the closing prices of Capitol's common stock for the month of October 2006. Does not assume exercise of BOE's stock options. See "Unaudited Pro Forma Consolidated Financial Information." The actual exchange ratio will be different. Does not include other share exchange proposals of Capitol. See "Recent Developments".

DIVIDENDS AND MARKET FOR COMMON STOCK

     Capitol's common stock is listed on the New York Stock Exchange. Capitol's common stock was listed on the NASDAQ National Market under the symbol "CBCL" through June 23, 2003. On June 24, 2003, Capitol's common stock began trading on the New York Stock Exchange under the symbol "CBC". The following table shows the high and low sale prices per share of common stock as reported on the New York Stock Exchange, for the periods indicated, and the quarterly cash dividends paid by Capitol during those periods. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The last reported sale price of Capitol's common stock was $44.81 on November 6, 2006.

			Cash Dividends
2004	High	Low	Paid
Quarter ended March 31	$29.70	$26.47	$0.15
Quarter ended June 30	28.00	24.05	0.16
Quarter ended September 30	29.80	24.15	0.17
Quarter ended December 31	36.00	28.51	0.17

2005
Quarter ended March 31	35.82	29.30	0.17
Quarter ended June 30	34.00	28.75	0.18
Quarter ended September 30	36.96	31.25	0.18
Quarter ended December 31	38.93	29.10	0.19

2006
Quarter ended March 31	47.22	36.74	0.20
Quarter ended June 30	47.16	37.84	0.25
Quarter ended September 30	46.00	36.89	0.25
Quarter ended December 31 (through November 6, 2006)	47.23	44.30	0.25

As of June 30, 2006, there were 3,448 beneficial holders of Capitol's common stock based on information supplied by its stock transfer agent and other sources.

Holders of Capitol common stock are entitled to receive dividends when, as and if declared by Capitol's Board of Directors out of funds legally available. Although Capitol has paid dividends on its common stock for the preceding five years, there is no assurance that dividends will be paid in the future. The declaration and payment of dividends on Capitol's common stock depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol's ability to service obligations senior to its common stock and other factors deemed relevant by Capitol's Board of Directors. Regulatory authorities impose limitations on the ability of subsidiary banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.

There is no market for BOE's common stock. Any transfers have been made privately and are not reported. BOE has never paid a dividend on its common stock.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Capitol has made forward-looking statements in this document, and in certain documents referred to in this document, that are subject to risks and uncertainty.  Such statements include, but are not limited to, (i) statements with respect to Capitol's plans, objectives, expectations and intentions and other statements that are not historical facts: and (ii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", and other similar expressions.  These statements are based upon Capitol's current beliefs and expectations and are subject to significant risks, and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.
  the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets;
  adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;
  adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;
  adverse changes in real estate market conditions that could also negatively affect credit risk;
  the possibility of increased competition for financial services in Capitol's markets;
  fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and
  other factors described in "Risk Factors".
Additional factors that could cause Capitol's results to differ materially from those described in the forward-looking statements can be found in Capitol's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and CUrrent Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).  Capitol does not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statement is made.

Notwithstanding any statement in this prospectus, Capitol acknowledges that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act and added by the Private Securities Litigation Reform Act of 1995, does not apply to forward -looking statements made in connection with the exchange offer.  The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference in this Prospectus as applicable.  All future written and oral forward-looking statements attributable to Capitol, BOE or any person acting on their respective behalf are expressly qualified by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and Capitol and BOE cannot predict those events or their impact.  Capitol and BOE assume no obligation to update any forward-looking statements after the date of this Prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

INFORMATION ABOUT CAPITOL

In addition to this prospectus a copy of the following documents which are incorporated by reference can be found at www.capitolbancorp.com:

-	Report on Form 8-K filed October 26, 2006
-	Report on Form 8-K filed October 19, 2006
-	Report on Form 8-K filed July 27, 2006
-	Report on Form 8-K filed July 20, 2006
-	Report on Form 8-K filed May 2, 2006
-	Report on Form 8-K filed April 26, 2006
-	Report on Form 8-K filed April 20, 2006
-	Report on FOrm 8-K filed March 14, 2006
-	Report on Form 8-K filed January 31, 2006
-	Report on Form 8-K filed January 27, 2006
-	Report on Form 10-Q for period ended September 30, 2006
-	Report on Form 10-Q for period ended June 30, 2006
-	Report on Form 10-Q for period ended March 31, 2006
-	Annual Report to Shareholders for year ended December 31, 2005
-	Annual Report on Form 10-K for year ended December 31, 2005
-	Proxy statement for Capitol's Annual Meeting of Shareholders held on April 26, 2006

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INFORMATION ABOUT BANK OF ESCONDIDO

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Management's discussion and analysis of financial condition and results of operations for the periods ended September 30, 2006 and 2005 and December 31, 2005 and 2004 are included in this prospectus as part of Annex B.

Financial Statements.

Audited financial statements of BOE as of December 31, 2005 and 2004 and for the periods ended December 31, 2005, 2004 and 2003 are included in this prospectus as part of Annex B. Unaudited interim financial statements of BOE as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 are included in this prospectus as part of Annex B.

Executive Officers and Directors of BOE

The directors of BOE are as follows:

Director Name	Age	Director Since	Present Principal Occupation, Business Experience, and Certain Other Information
Scott R. Andrews	49	2003	President, California Region, Capitol Bancorp Limited
Robert M. Cahan	54	2003	President, Cahan Properties
Richard Fleck	46	2003	President, Southland Paving, Inc.
Marvin L. Gilbert	66	2003	President, North County Insurance
L. Richard Greenstein, MD	61	2003	Medical Director, Escondido Surgery Center
Ronald G. Guiles	64	2003	Senior Partner, G.E.M. Educational Consultants
Mark E. Hayes	49	2003	Certified Public Accountant
John S. Lewis	52	2003	President, Western Regions, Capitol Bancorp Limited
Joan M. Meyer, DPM	57	2004	Podiatric Medicine and Surgery
Michael M. Murphy	53	2003	President, Computer Protection Technology, Inc.
Michael R. Peters	57	2003	President, Bank of Escondido

The executive officers of BOE are as follows:

Name	Age	Position	Business Experience
Michael R. Peters	57	President and CEO
President and CEO of Bank of Escondido. Mr. Peters is a 31-year career banker, having spent his entire career in the North San Diego County area. His most recent position prior to Bank of Escondido was executive vice president for Temecula Valley Bank where he managed the bank's Escondido and North San Diego County markets. Prior to joining Temecula Valley Bank, Mr. Peters worked for Scripps Bank in Escondido for 6 years, for Rancho Santa Fe National Bank in Escondido for 5 years, and he is the former President and CEO of Hidden Valley National Bank in Escondido.

Summary Compensation Table

The following table shows cash and certain other compensation paid to, received or deferred by Micheel Peters for services in all capacities during the years indicated. No other current executive officers of BOE received compensation for 2005 that exceeded $100,000.

Summary Compensation Table
	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options	All Other Compensation (1)
Michael Peters, President and CEO	2005 2004 2003	$162,240 $156,000 $124,038	$12,500 $1,667 $0	$10,800 $10,800 $8,931	-0- -0- -0-	$5,566 $5,090 $0
(1)  Includes taxable benefit on group term insurance, automobile allowance and 401(k) matching contributions.

Option Grants in Last Fiscal Year

Michael Churchwell was granted 5,000 stock options with an expiration date of November 14, 2006 at an exercise price of $10.00 pursuant to a stock option plan that was not approved by shareholders during the year ended December 31, 2005. The stock option plan was approved prior to the capitalization of BOE by the incorporators of BOE.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding option exercises during the year ended December 31, 2005 and option values as of December 31, 2005.

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at December 31, 2005	Value of Unexercised In-the-Money Options at December 31, 2005(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Glenn Marshall	5,000	--	None	None

(1)   Mr. Marshall exercised his options at a price of $10.00 per share for a total of $50,000.  For purposes of this table, the value realized is based on the last known sale price of BOE Stock ($10.00).

(2)   There is no market for BOE's common stock. For purposes of this table, the option value is based on the last known sale price of BOE Stock ($10.00).

Audit Committee

The Audit/ALCO/Investment Committee assists the board in fulfilling its responsibility to shareholders to assure the quality and integrity of BOE's financial reports and accounting and reporting practices. The committee provides oversight and review of internal and external audits and risk management reviews. Members of the committee must not be an employee or have any relationship with BOE that would interfere with the director's independence from management and BOE. The committee is comprised of Mr. Hayes, its Chairman, Mr. Gilbert, Mr. Greenstein, Mr. Guiles and Ms. Meyer.

Compensation of Directors

Members of BOE's board of directors did not receive any compensation for service on the board or its committees in 2005.

The directors are eligible to receive stock options under the Bank of Escondido's 2003 Stock Option Plan. No stock options were granted to directors in 2005.

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Securities Ownership of Certain Beneficial Owners and Management of BOE

As of August 31, 2006, BOE had 995,000 shares of its common stock outstanding, which were held by 221 holders of record.

Except as otherwise set forth below, the following table sets forth information as of August 31, 2006, with respect to the number of shares of common stock owned by (i) each person known by Capitol to be a beneficial owner of more than 5% of BOE's common stock, (ii) each of BOE's Directors, (iii) each of BOE's executive officers and (iv) all of BOE's Directors and executive officers as a group.

	Amount and Nature of Beneficial Owner of BOE Common Stock (1) (2)

Name and Address of Beneficial Owner	Sole Voting or Dispositive Power(4)	Shared Voting or Dispositive Power (3)	Total Beneficial Ownership (4)	Percent of Class (4)
Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square North, 4th Floor Lansing, Michigan 48933	504,900	0	504,900	50.74%
Bank of Escondido's Directors and Executive Officers:
Scott R. Andrews	24,948	0	24,948	2.46%
Robert M Cahan	5,000	0	5,000.50
Richard Fleck	0	15,000	15,000	1.51
Marvin L. Gilbert	9,000	2,000	11,000	1.11
L. Richard Greenstein	10,000	0	10,000	1.01
Ronald G. Guiles	6,000	0	6,000.60
Mark E. Hayes	5,000	0	5,000.50
John S. Lewis	21,000	0	21,000	2.07
Joan M. Meyer	0	3,000	3,000.30
Michael M. Murphy	16,500	5,000	21,500	2.16
Michael R. Peters	40,000	5,000	45,000	4.43
Total of Bank of Escondido shares held by Bank of Escondido's Directors and Executive Officers	137,448	30,000	167,448	15.87%

(1)	The information shown in this table is based upon information known by Capitol or otherwise furnished to Capitol by the individuals named in the table as of August 31, 2006.
(2)
The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by BOE are not included unless otherwise indicated. BOE and the directors and officers of BOE disclaim beneficial ownership of shares held by BOE in fiduciary capacities.

(3)
These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by BOE are not included unless otherwise indicated. The directors and officers of BOE, by reason of their positions, may be in a position to influence the voting or disposition of shares held in trust by BOE to some degree, but disclaim beneficial ownership of these shares.

(4)
These numbers include shares of BOE common stock that may be acquired through the exercise of stock options within 60 days. The number of shares subject to stock options that may be exercised within 60 days after August 31, 2006 is 71,000.

Equity Compensation Plan Information

The following table summarizes certain information about equity compensation plans of Bank of Escondido as of August 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	-----		-----
Equity compensation plans not approved by security holders	71,000	$10.00	-----
Total	71,000	$10.00	-----

Certain Relationships and Related Transactions

Directors and officers of BOE and their associates were customers of, and had transactions with, BOE in the ordinary course of business since BOE's inception. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

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PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  BOE is already included in Capitol's consolidated financial statements. Unaudited pro forma consolidated financial information follow, adjusted for the proposed BOE exchange offer, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred at the beginning of 2006 and 2005 and does not give effect to any other share exchange transactions or proposals regarding other bank affiliates of Capitol. The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the periods presented are not necessarily indicative of results for any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the exchange offer.

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Unaudited Pro Forma Condensed Consolidated Balance Sheet
Capitol Bancorp Ltd. And Subsidiaries
September 30, 2006

(in $1,000s, except share and per-share data)

	Historical Amounts As Reported	Pro Forma Adjustments Regarding Proposed Share Exchange		Pro Forma Amounts After Proposed Share Exchange

ASSETS

Cash and cash equivalents	$366,202			$366,202
Loans held for resale	18,261			18,261
Investment securities	41,175			41,175
Portfolio loans	3,307,222			3,307,222
Less allowance for loan losses	(45,174)			(45,174)
Net portfolio loans	3,262,048			3,262,048
Premises and equipment, net	51,471			51,471
Goodwill and other intangibles	50,402	$2,806	A	53,208
Other assets	66,074			66,074

TOTAL ASSETS	$3,855,633	$2,806		$3,858,439

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits	$3,114,206			$3,114,206
Debt obligations	276,381			276,381
Other liabilities	23,323			23,323
Total liabilities	3,413,910	-		3,413,910

Minority interests in consolidated subsidiaries	113,932	$(5,528)	B	108,404

Stockholders' equity:
Common stock	222,547	8,334	C	230,881
Retained earnings	105,414			105,414
Other, net	(170)			(170)
Total stockholders' equity	327,791	8,334		336,125

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,855,633	$2,806		$3,858,439

Number of common shares issued and outstanding	16,064,901	180,949		16,245,850

Book value per Capitol share	$20.40			$20.69

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

A--Goodwill arising from proposed share exchange. Based on current estimates, there are no material identifiable intangible assets regarding the proposed share exchange. The net carrying values of Bank of Escondido's assets and liabilities approximate fair value. No core deposit intangible asset has been estimated due to the brief period of the entity's operation and, as such, any core deposit intangible would be immaterial.

B--Elimination of minority interests associated with Bank of Escondido's shareholders other than Capitol.

C--Estimated net proceeds applicable to proposed share exchange with Bank of Escondido's shareholders other than Capitol based on estimated number of Capitol shares to be issued (180,949 at $46.058636 per share). The actual number of shares to be issued will be different. Does not include the pro forma effect of other pending share exchange transactions or proposals of Capitol (see "Recent Developments").  Does not assume exercise of BOE's outstanding stock options.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
Capitol Bancorp Ltd. And Subsidiaries

(in $1,000s, except share and per-share data)
	Nine Months Ended September 30, 2006				Year Ended December 31, 2005
	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Amounts	Adjustments		Amounts	Amounts	Adjustments		Amounts
Interest income	$204,375			$204,375	$224,439			$224,439
Interest expense	74,690			74,690	67,579			67,579
Net interest income	129,685			129,685	156,860			156,860
Provision for loan losses	8,712			8,712	10,960			10,960
Net interest income after provision for loan losses	120,973			120,973	145,900			145,900
Noninterest income	15,472			15,472	21,048			21,048
Noninterest expense	102,556			102,556	117,289			117,289
Income before income taxes and minority interest	33,889			33,889	49,659			49,659
Income taxes	12,129			12,129	19,232			19,232
Income before minority interest	21,760			21,760	30,427			30,427
Minority interest in net losses of
consolidated subsidiaries	9,249	$297	A	9,546	5,498	$222	A	5,720

NET INCOME	$31,009	$297		$31,306	$35,925	$222		$36,147

NET INCOME PER SHARE:
Basic	$1.97			$1.97	$2.42			$2.40
Diluted	$1.89			$1.89	$2.34			$2.33

Elements of net income per share computations (in 1,000s):
Average number of common shares outstanding
for purposes of computing basic net income per
share--denominator for basic net income per share	15,702	181	B	15,883	14,867	171	B	15,038
Effect of dilutive securities--stock options and unvested
restricted shares	679			679	498			498
Average number of common shares and dilutive securities
for purposes of computing diluted net income per share-
denominator for diluted net income per share	16,381	181		16,562	15,365	171		15,536

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations:

A--Amount represents effect on operating results attributable to minority interest due to proposed share exchange regarding Bank of Escondido. Does not include the pro forma effect of other share exchange transactions or proposals of Capitol (see "Recent Developments").

B--Assumes issuance of an estimated 180,949 shares of Capitol common stock in the proposed share exchange described in Note A above. The actual number of shares to be issued will be different. Does not assume exercise of BOE's outstanding stock options.

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT PER SHARE INFORMATION

The following table, which should be read in conjunction with the unaudited pro forma condensed consolidated balance sheet, pro forma condensed statement of operations and related notes to the pro forma financial statements, which appear elsewhere herein, summarizes per share information for the dates and periods presented:

	As of and for the Nine Months Ended September 30, 2006	As of and for the Year Ended December 31, 2005

Capitol common stock:
Net income per share:
Basic:
Historical	$1.97	$2.42
Pro forma consolidated(1)	1.97	2.40
Diluted:
Historical	1.89	2.34
Pro forma consolidated(1)	1.89	2.33
Cash dividends per share:
Historical	0.70	0.72
Pro forma consolidated(2)	0.70	0.72
Book value per share at end of period:
Historical	20.40
Pro forma consolidated(1)	$20.69

BOE common stock:
Net income per share:
Basic:
Historical	$0.61	$0.46
Pro forma equivalent(3)	0.67	0.81
Diluted:
Historical	0.61	0.46
Pro forma equivalent(3)	0.64	0.79
Cash dividends per share:
Historical	--	--
Pro forma equivalent(3)	0.24	0.24
Book value per share at end of period:
Historical	10.35
Pro forma equivalent(3)	$7.01

1—Assumes completion of proposed BOE exchange offer and excludes the pro forma effect of other share exchange transactions or proposals of Capitol (see "Recent Developments" page 19).

2—The Capitol pro forma consolidated dividends per share represent historical dividends per share.

3—The BOE pro forma equivalent per share amounts are calculated by multiplying Capitol pro forma consolidated per share amounts by the estimated exchange ratio of .338793. The proposed estimated exchange ratio is based on the average of the closing prices of Capitol's common stock for the month of October 2006 and $15.604322 (fixed based on 150% of BOE's pro forma fully-diluted share value as of October 31, 2006). The actual exchange ratio will be different.

BACKGROUND OF THE EXCHANGE OFFER

Background of the Exchange

The concept of a potential share exchange transaction with Capitol has been discussed informally from time to time from the beginning of BOE's operations. The objectives of the potential exchange would be to enable shareholders of BOE to achieve liquidity in their investment, a reasonable return on their investment in the form of a 'premium' and to accomplish such an exchange on a tax-free basis. Without the exchange offer, shareholders of BOE will continue to hold BOE stock which has no market, no near-term prospects of dividends and is illiquid.

To Capitol's knowledge, BOE's Board of Directors has not solicited or received any other proposals for the potential exchange or sale of shares of BOE's common stock which are not owned by Capitol. If other proposals were under consideration for sale or exchange of BOE's shares to an entity other than Capitol, it is likely that Capitol would not vote its shares of BOE in favor of any other proposals regarding a share exchange or sale of the minority interest in BOE with another party. Further, Capitol currently has no intentions of selling its interest in BOE.

Capitol based its proposal on its prior transactions, whereby it has acquired the minority interest in banks it controls. In those prior transactions, Capitol has offered those minority shareholders an opportunity to exchange their bank shares for Capitol common stock on or about the 36th month of the bank's operations. Although Capitol is under no contractual obligation to make such an offer to acquire the interests in any of its present bank subsidiaries, it has made this proposal to BOE's shareholders consistent with its informal discussions with BOE's Board. As in other exchange transactions, Capitol based its proposal at some premium over the book value of the bank's common stock. However, Capitol's determination of the share value of BOE, for purposes of the proposed exchange offer, is solely based on its arbitrary valuation as offered by Capitol.

Capitol's Reasons for the Exchange

  Capitol is offering to exchange shares of BOE with shares of its common stock because it has been Capitol's practice to provide a liquidity opportunity to the minority shareholders of its affiliate banks after approximately three years of operation. This was disclosed to the minority shareholder in the offering circular at the time they made their original investment.

  Capitol believes that BOE's profitability will increase. As noted elsewhere in this prospectus, while BOE's assets are reported as part of Capitol's assets for purposes of its consolidated financial statements, BOE's income is attributed to Capitol only in the percentage which Capitol owns of BOE common stock. Capitol desires to acquire the remainder of BOE's common stock so that Capitol can include 100% of BOE's income in Capitol's consolidated income statement.

 BOE's Reasons for the Exchange

BOE's reasons for the share exchange are that the shareholders of BOE will be best served by the share exchange in order to maximize their shareholder value to provide them:

•	better protection through diviersification geographically and by customer bse through Capitol's subsidiary banks rather than dependence upon the resources of a single bank.
•	the BOE shareholders will receive publicly traded shares, providing them liquidity as opposed to the BOE common stock for which there is no public market. BOE shareholders who choose to do so may continue to hold the Capitol stock they receive in the share exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

Certain Considerations for BOE Shareholders

In determining whether to accept the proposed exchange offer shareholders should consider:

•	no other exchange proposals will likely be offered either by Capitol or unaffiliated parties;

•	better protection will be realized through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of a single bank subsidiary;

•
BOE shareholders will receive publicly-traded shares, providing them liquidity as opposed to BOE's common stock for which there is no public market and where none is expected to develop. BOE shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax;

•	Capitol and its affiliates already have a controlling interest in BOE;

•	there is no assurance Capitol would ever repeat or improve its exchange offer proposal at any time in the future; and

•
absent any potential alternatives other than rejecting Capitol's proposal, which could result in BOE's minority shareholders having no future opportunities to exchange, sell or otherwise dispose of their BOE shares.

THE EXCHANGE OFFER

General

Capitol is making the exchange offer in order to acquire the equity interest in BOE not already owned by Capitol.

Capitol's obligation to exchange the consideration described in this prospectus for shares of BOE common stock pursuant to the exchange offer is subject to the conditions referred to under "Conditions to the Exchange Offer" beginning on page 40.

Transfer taxes on the exchange of BOE common stock pursuant to Capitol's exchange offer will be paid by Capitol or another party on its behalf unless Capitol discloses otherwise in the instructions to the letter of transmittal.

Currently, Capitol is not offering, as part of the exchange offer, to purchase any BOE stock options outstanding and tenders of BOE stock options will not be accepted. Holders of exercisable BOE stock options who wish to participate in the exchange offer must first exercise their stock options and purchase shares of BOE common stock and then tender the shares under the exchange offer. In addition, Capitol does not anticipate converting stock options to purchase BOE common stock into options to purchase Capitol common stock. If you hold any options to purchase BOE common stock pursuant to the Bank of Escondido Non-Statutory Stock Option Plan, the terms of that plan will govern whether any unvested options will become exercisable prior to the consummation of the exchange offer.

Consideration to be Paid

If you elect to receive Capitol common stock in the exchange offer, Capitol will determine the per share consideration you are entitled to receive according to an exchange ratio. The exchange ratio is calculated by dividing the pro forma fully-diluted BOE common stock share value by the Capitol common stock share value.

At September 30, 2006, the book value per share of BOE was approximately $10.349638. The pro forma fully-diluted book value of BOE common stock per share as of October 31, 2006 multiplied by 150% is $15.604322, the fixed BOE share value for purposes of the exchange offer.

The Capitol share value will be based upon the average closing price of Capitol common stock over a 30 trading day period ending two trading days prior to the close of the exchange offer. However, Capitol's stock price may fluctuate and the consideration you receive may fluctuate and may not equal the estimated per share consideration described herein if the stock price does not equal the average of the closing price for the month ended October 31, 2006. The closing price of Capitol's common stock on November 6, 2006, was $44.81. Based upon the average of the closing prices of the Capitol common stock for the month ended October 31, 2006 ($46.058636), the last practicable date before printing of this prospectus, a holder of BOE common stock electing to receive shares of Capitol common stock in the exchange offer would receive approximately .338793 shares of Capitol common stock for each share of BOE common stock, using the BOE share value described above.

Capitol analyzed the historical exchange ratio based upon Capitol share value for selected periods during the past year to illustrate the exchange ratio between Capitol and BOE's common stock at such intervals.  The results of Capitol's analysis are set forth in the following table:

	Fixed BOE Share Value	Historical Capitol Share Value	- -	Pro Forma Exchange Ratio	- -
Average of closing prices for the month ended 10/31/06	$15.604322	$46.058636	-	0.338793
10-Trading Day Average ending 10/31/06	$15.604322	$46.567000	-	0.335094
30-Trading Day Average ending 10/31/06	$15.604322	$45.855000	-	0.340297
90-Trading Day Average ending 10/31/06	$15.604322	$42.565778	-	0.366593
1-Year Average ending 10/31/06	$15.604322	$41.373532		0.377157

You will not receive any fractional shares of Capitol common stock in the exchange offer. Instead, you will receive cash in an amount equal to the value of the fractional share of Capitol common stock that you would otherwise have been entitled to receive.

Timing of the Exchange Offer

Capitol's exchange offer is scheduled to expire at 11:59p.m., Michigan Time, on December  , 2006. For more information, you should read the discussion below under the caption "Extension, Termination and Amendment."

The term "expiration date" means 11:59p.m., Michigan Time, on December  , 2006, unless Capitol extends the period of time for which the exchange offer is open, in which case the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires.

Extension, Termination and Amendment

Capitol expressly reserves the right, in Capitol's sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and Capitol can do so by giving oral or written notice of that extension by public announcement. Capitol can give you no assurance that Capitol will exercise its right to extend the exchange offer, although currently Capitol intends to do so until all conditions have been satisfied or, where permissible, waived. During any extension, all shares of BOE common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to each shareholder's right to withdraw his or her shares of BOE common stock. You should read the discussion under the caption "Withdrawal Rights" on page 36 for more details.

Subject to the SEC's applicable rules and regulations, Capitol also reserves the right, in its sole discretion, at any time or from time to time:

•
to waive any condition, other than the condition that Capitol obtains applicable regulatory approvals, and the conditions relating to the absence of an order or decree of any court or agency of competent jurisdiction preventing the completion of the exchange offer, and the effectiveness of the registration statement for the Capitol shares to be issued in the exchange offer; or

•	to amend the exchange offer in any respect, by giving oral or written notice of such delay, termination or amendment by making a public announcement.

Capitol will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the related announcement will be issued no later than 9:00a.m., Michigan Time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including the Exchange Act, which requires that any material change in the information published, sent or given to BOE shareholders in connection with the exchange offer be promptly sent to shareholders in a manner reasonably designed to inform shareholders of that change, and without limiting the manner in which Capitol may choose to make any public announcement, Capitol assumes no obligation to publish, advertise or otherwise communicate any public announcement of the type described in this paragraph other than by issuing a press release to PR Newswire or some other similar national news service.

If Capitol makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if Capitol waives a material condition of the exchange offer, Capitol will extend the exchange offer to the extent required under the Exchange Act. If, prior to the expiration date, Capitol changes the percentage of shares of BOE common stock sought in the exchange or the consideration offered to BOE shareholders, that change will apply to all holders whose shares of BOE common stock are accepted for exchange pursuant to the exchange offer whether or not these shares of BOE common stock were accepted for exchange prior to the change. If at the time notice of such a change is first published, sent or given to BOE shareholders, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the related notice is first so published, sent or given, Capitol will extend the exchange offer until the expiration of that ten business-day period. For purposes of the exchange offer, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01a.m. through 12:00a.m Michigan Time.

Exchange of BOE Shares; Delivery of Capitol Common Stock

Upon the terms and subject to the conditions of the exchange offer, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, Capitol will accept, and will exchange, shares of BOE common stock validly tendered and not properly withdrawn promptly after the expiration date. In all cases, exchange of shares of BOE common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by Capitol of:

•	a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document, and

•	any other required documents.

For purposes of the exchange offer (including if the exchange offer is extended), Capitol will accept for payment, and will pay for, all exchange shares of BOE common stock validly tendered and not withdrawn as soon as practicable after the expiration date. As soon as practicable after Capitol's acceptance, Capitol will deliver or direct its exchange agent to deliver the exchange offer consideration to BOE shareholders who tendered BOE common stock. Capitol will act as agent for tendering BOE shareholders for the purpose of distributing the Capitol common stock component and the cash component of the exchange offer consideration, including cash to be paid in lieu of fractional shares of Capitol common stock, and transmitting the exchange offer consideration, if any, to such shareholders. You will not receive any interest on any cash that Capitol pays you regardless of any delay in making the exchange. In all cases, exchange of shares of BOE common stock tendered and accepted for exchange pursuant to the exchange offer will be made only if the holder timely complies with the procedures described in the section "Procedure for Tendering" below.

If Capitol does not accept any tendered shares of BOE common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of BOE common stock than are tendered, Capitol will return certificates for such shares of BOE common stock without expense to the tendering shareholder.

Cash Instead of Fractional Shares of Capitol Common Stock

Capitol will not issue fractional shares of its common stock pursuant to the exchange offer. Instead, each tendering BOE shareholder who would otherwise be entitled to a fractional share of Capitol common stock will receive cash in an amount equal to that fraction (expressed as a decimal, rounded to the nearest 0.01 of a share) multiplied by the exchange value of Capitol's shares.

Withdrawal Rights

Shares of BOE common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Once Capitol accepts tendered shares for exchange, your tender is irrevocable.

For a withdrawal to be effective, Capitol must receive from each withdrawing BOE shareholder a written notice of withdrawal at its corporate office Attention: Cristin Reid English, Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, and such notice must include the BOE shareholder's name, address, social security number, the certificate number(s) and the number of shares of BOE common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of BOE common stock.

A financial institution must guarantee all signatures on the notice of withdrawal in order for Capitol to release withdrawn securities. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for shareholders. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, unless those shares of BOE common stock have been tendered for the account of such a financial institution.

Capitol will decide all questions as to the form and validity, including time of receipt, of any notice of withdrawal in Capitol's sole discretion, and Capitol's decision shall be final and binding. Neither Capitol nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of BOE common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, BOE shareholders may re-tender withdrawn shares of BOE common stock by following one of the procedures discussed below under the captions entitled "Procedure for Tendering" or "Guaranteed Delivery" at any time prior to the expiration date.

Procedure for Tendering

To validly tender shares of BOE common stock pursuant to the exchange offer, (a) Capitol must receive at its corporate office Attention: Cristin Reid English, Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, (1) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, and (2) certificates for tendered shares of BOE common stock or; (b) you must comply with the guaranteed delivery procedures set forth below under "Guaranteed Delivery."

Signatures. Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of BOE common stock are tendered either by a registered holder of shares of BOE common stock who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares of BOE common stock or rights, if any, are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of BOE common stock or rights, if any, are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner Capitol has described above.

Method of Delivery. The method of delivery of share certificates and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by Capitol. If delivery is by mail, Capitol recommends registered mail with return receipt requested, properly insured. In all cases, shareholders should allow sufficient time to ensure timely delivery.

Substitute Form W-9. To prevent backup federal income tax withholding with respect to cash received pursuant to the exchange offer, you must provide Capitol with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal. Some BOE shareholders including, among others, all corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a Form W-8, signed under penalty of perjury, attesting to that individual's exempt status.

Guaranteed Delivery

If you wish to tender shares of BOE common stock, if any, pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to Capitol prior to the expiration date, your shares of BOE common stock or rights, if any, may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make their tender by or through an eligible institution (see "Withdrawal Rights" above);

•	Capitol receives, as provided below, a properly completed and duly executed notice of guaranteed delivery, substantially in the form Capitol makes available, on or prior to the expiration date; and

•
Capitol receives, within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all tendered shares of BOE common stock, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees and all other documents required by the letter of transmittal.

You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to Capitol, and you must include a guarantee by an eligible institution in the form set forth in that notice.

In all cases, Capitol will exchange shares of BOE common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by Capitol of certificates for shares of BOE common stock, properly completed and duly executed letter(s) of transmittal, and any other required documents.

By executing a letter of transmittal as set forth above, you irrevocably appoint Capitol's designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of BOE common stock tendered and accepted for exchange by Capitol and with respect to any and all other shares of BOE common stock and other securities issued or issuable in respect to the tendered and accepted shares of BOE common stock on or after _______, 2006. That appointment is effective, and voting rights will be affected, when and only to the extent that Capitol accepts your shares for exchange. All proxies shall be considered coupled with an interest in the tendered shares of BOE common stock and therefore shall not be revocable once the appointment is effective. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies, and, if given, they will not be deemed effective. Capitol's designees will, with respect to the shares of BOE common stock for which the appointment is effective, be empowered, among other things, to exercise all of the BOE shareholders' voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of BOE shareholders or otherwise. Capitol reserves the right to require that, in order for shares of BOE common stock to be deemed validly tendered, immediately upon Capitol's acceptance for exchange of those shares of BOE common stock, Capitol must be able to exercise full voting rights with respect to those shares of BOE common stock. However, prior to acceptance for exchange by Capitol in accordance with terms of the exchange offer, the appointment will not be effective, and Capitol will have no voting rights as a result of the tender of shares of BOE common stock.

Capitol will determine questions as to the validity, form, eligibility, including time of receipt and acceptance for exchange of any tender of shares of BOE common stock or rights, if any, in Capitol's sole discretion, and Capitol's determination shall be final and binding. Capitol reserves the absolute right to reject any and all tenders of shares of BOE common stock that Capitol determines are not in proper form or the acceptance of, or exchange for, which may, in the opinion of Capitol's counsel, be unlawful. Capitol also reserves the absolute right to waive any of the conditions of Capitol's exchange offer, other than the condition that Capitol obtains applicable regulatory approvals and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for Capitol shares to be issued in the exchange offer, or to waive any defect or irregularity in the tender of any shares of BOE common stock. No tender of shares of BOE common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of BOE common stock have been cured or waived. Neither Capitol nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of BOE common stock or rights, if any, or will incur any liability for failure to give any notification.  Capitol's interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

The tender of shares of BOE common stock and rights, if any, pursuant to any of the procedures described above will constitute a binding agreement between Capitol and the tendering shareholders upon the terms and subject to the conditions of Capitol's exchange offer and the letter of transmittal.

Material U.S. Federal Income Tax Consequences of the Exchange Offer

The following is a summary of the material U.S. federal income tax consequences of the exchange offer relevant to beneficial holders of BOE common stock whose shares are exchanged for shares of Capitol common stock pursuant to the exchange offer. The discussion is based on current provisions of the Internal Revenue Code of 1986 (the "Code"), as amended, existing, proposed and temporary regulations promulgated there under, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of BOE common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Internal Revenue Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with BOE or who are subject to special tax treatment under the Internal Revenue Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, holders who are properly classified as partnerships under the Internal Revenue Code, holders whose shares of BOE common stock constitute small business stock for purposes of Section 1202 of the Internal Revenue Code, holders who hold their BOE common stock as part of a hedge, straddle or conversion transaction, and tax-exempt entities). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of BOE common stock who, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Nor does it consider the effect of any state, local or foreign tax laws. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you.

Miller, Canfield, Paddock and Stone, P.L.C., counsel to Capitol, has issued a tax opinion with respect to the exchange offer. That opinion has been filed with the SEC as an exhibit to Capitol's registration statement on Form S-4 in connection with the exchange offer. That opinion concludes that the exchange of shares of BOE common stock for Capitol shares pursuant to the exchange offer will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, this opinion has been issued in advance of completion of the exchange offer. Unanticipated intervening events might occur that would cause the transactions not to qualify as a reorganization within the meaning of Section 368(a) of the Code, such as a waiver by Capitol of the minimum tender condition. This section will first discuss the material federal income tax consequences of the transactions to BOE shareholders if the exchange offer qualifies as a reorganization for purposes of Section 368(a) of the Code, and then the material federal income tax consequences of the exchange offer to the BOE shareholders if the exchange offer fails to qualify as such a reorganization. This discussion also is based upon certain representations made by Capitol. You should read carefully the full text of the tax opinion of Miller, Canfield, Paddock and Stone, P.L.C. attached as Exhibit 8 to Capitol's registration statement on Form S-4 in connection with the exchange offer.  This discussion also assumes that the exchange will be effected pursuant to applicable state law and otherwise completed according to the terms of the exchange offer. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

Qualification as a Reorganization. The following discussion summarizes the material U.S. federal income tax considerations that are generally applicable to holders of BOE common stock who exchange their BOE shares of common stock in the exchange offer for shares of Capitol common stock in a qualifying reorganization.

Miller, Canfield, Paddock and Stone, P.L.C. has concluded in its opinion letter, subject to the terms and conditions therein, that the exchange offer will constitute for federal income tax purposes a single integrated transaction that will constitute a reorganization within the meaning of Section 368(a) of the Code so long as Capitol acquires a sufficient number of shares of BOE common stock to satisfy the minimum tender condition. In addition, Miller, Canfield, Paddock and Stone, P.L.C. has also concluded in its opinion letter that the following describes the material U.S. federal income tax consequences that will result from the exchange of BOE common stock for Capitol's common stock pursuant to the exchange offer.

Receipt of Capitol Common Stock. A BOE shareholder who receives Capitol's common stock in exchange for BOE common stock shares pursuant to the exchange offer will not recognize any gain or loss upon such exchange, except to the extent cash is received in lieu of a fractional share of Capitol common stock, which will be taxed as discussed below, unless the exchange fails to qualify as a reorganization, as discussed below. The aggregate adjusted tax basis of Capitol's common stock received in such exchange, including any fractional interest in Capitol's common stock for which cash is received, will be equal to the aggregate adjusted tax basis of the BOE common stock shares surrendered therefore. The holding period of Capitol's common stock will include the holding period of such shares of BOE common stock.

Cash Received in Lieu of a Fractional Share of Capitol Common Stock. A BOE shareholder who receives cash in lieu of a fractional share of Capitol's common stock and who does not otherwise hold shares of Capitol's common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the BOE shareholder's tax basis allocated to such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such BOE shares that are allocable to the fractional share of Capitol common stock is more than one year. BOE shareholders who separately hold shares of Capitol's common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.

Effect of Failure to Qualify as a Reorganization. In the event that Capitol waives the minimum tender condition or unanticipated, intervening events occur, whereby the exchange offer will not qualify as a reorganization for the purposes of Section 368(a) of the Code, Capitol can nevertheless proceed with the exchange offer. If the exchange offer fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the exchange offer will result in the recognition of taxable gain or loss to each exchanging BOE shareholder measured by the difference between the cash plus the fair market value of the Capitol common stock received in the exchange, compared with the exchanging BOE shareholder's tax basis for the shares of common stock of BOE surrendered in the exchange offer. The BOE shareholder would receive a tax basis for the Capitol common stock received in the exchange offer equal to the fair market value of such Capitol common stock at the time of its receipt and would start a new holding period for such shares.

The tax opinion of Miller, Canfield, Paddock and Stone, PLC is not binding upon the Internal Revenue Service or the courts.

TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

Purpose of the Exchange Offer; Dissenters' Rights

The purpose of the exchange offer is to acquire the equity interest in BOE not already owned by Capitol. Capitol is making the exchange offer in order to acquire the entire equity interest in BOE. The exchange offer is intended to facilitate the acquisition of all shares of BOE common stock. BOE shareholders will not have dissenters' rights as a result of the completion of the exchange offer.

Conditions to the Exchange Offer

The exchange offer is also subject to a number of conditions, all of which must be satisfied or waived by Capitol prior to the expiration of the expiration of the exchange offer, which are described below:

Minimum Tender Condition

Consummation of the exchange offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the exchange offer a number of shares of BOE common stock which, together with any shares of BOE common stock that Capitol beneficially owns for Capitol's own account, will constitute at least 80% of the total number of outstanding shares of BOE common stock on a fully diluted basis, as though all options or other securities convertible into or exercisable or exchangeable for shares of BOE common stock had been so converted, exercised or exchanged as of the date that Capitol accept the shares of BOE common stock for exchange pursuant to the exchange offer.

Regulatory Matters

As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire at least 51% of a subsidiary. The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary bank. Of course, Capitol received permission to acquire 51% or more ownership of BOE prior to BOE commencing business. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.

It is a condition of the proposed share exchange that the shares of Capitol stock to be issued pursuant to the exchange offer be approved for listing on the New York Stock Exchange, subject to official notice of issuance. An application will be filed to list Capitol's additional shares resulting from the exchange offer. Accordingly, the shares of Capitol common stock to be issued in exchange for the BOE common stock will be publicly tradable upon consummation of the exchange offer. There will be no restriction on the ability of a former BOE shareholder to sell in the open market the Capitol common stock received (unless the BOE shareholder is also an officer, director or affiliate of either BOE or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on the sale of Capitol common stock).

Other Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, Capitol shall not be required to accept for exchange or exchange any tendered shares of BOE common stock, may postpone the acceptance for exchange or exchange of any tendered shares of BOE common stock, and may, in Capitol's sole discretion, terminate or amend the exchange offer as to any shares of BOE common stock not then exchanged, if at the expiration date, any of the minimum tender condition, the regulatory condition, or any of the other conditions to the exchange offer set forth in clauses (a) through (g) below have not been satisfied or, in the case of any condition other than the regulatory condition, or the conditions set forth in clauses (b) or (c) below, waived.

The other conditions to the exchange offer are as follows:

(a)  the shares of Capitol common stock to be issued to BOE shareholders in the exchange offer have been authorized for listing on the NYSE, subject to official notice of issuance;

(b)  Capitol's registration statement, on Form S-4, shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement or a proceeding seeking a stop order shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC, and Capitol shall have received all necessary state securities law or blue sky authorizations;

(c)  no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the exchange offer, or any of the other transactions contemplated by the exchange offer shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the completion of the exchange offer;

(d)  there shall not be pending or threatened any suit, action or proceeding by any governmental entity (i) challenging the exchange offer, seeking to restrain or prohibit the completion of the exchange offer or seeking to obtain from BOE or Capitol any damages that are material in relation to BOE taken as a whole or Capitol and Capitol's subsidiaries taken as a whole, or (ii) seeking to prohibit or limit the ownership or operation by BOE or Capitol or any of Capitol's subsidiaries of any material portion of the business or assets of BOE or Capitol or any of Capitol's subsidiaries or to compel BOE or any of Capitol's subsidiaries to dispose of or hold separate any material portion of the business or assets of BOE or Capitol or any of Capitol's subsidiaries as a result of Capitol's exchange offer;

(d)  no change shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of BOE that, in a reasonable judgment, is or is reasonably likely to have a materially adverse effect to BOE nor shall Capitol have become aware of any facts that, in a reasonable judgment, have or are reasonably likely to have material adverse significance with respect to either the value of BOE or the value of the common stock of BOE to Capitol;

(f)  there shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of the shares of BOE common stock, (iii) any change in the general political, market, economic or financial conditions in the U.S. or abroad that could, in Capitol's reasonable judgment, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of BOE, (iv) any material change in U.S. currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefore, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation, whether or not mandatory, by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in Capitol's sole judgment, might affect, the extension of credit by banks or otherlending institutions, (vii) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the U.S., or (viii) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

(g)  BOE shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing Capitol's ability to acquire the shares of BOE not already owned by Capitol or otherwise diminishing the expected economic value to Capitol of the combination of Capitol and BOE including, but not limited to, any material issuance of new securities of BOE, the declaration of any extraordinary dividend, or any other transaction not in the ordinary course of BOE's business; provided, however this condition shall not be triggered by any action taken by BOE that was approved by Capitol.

The conditions listed above are solely for Capitol's benefit and Capitol may assert them regardless of the circumstances giving rise to any of the conditions. Capitol may waive any of these conditions in whole or in part (other than the regulatory condition, and the conditions set forth in clauses (b) and (c) above). The determination as to whether any condition has been satisfied shall be in Capitol's reasonable judgment and will be final and binding on all parties, subject to ultimate determination of such matters by a court of law. The failure by Capitol at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer.

Source and Amount of Funds

Capitol expects to fund the cash component of the exchange (cash in lieu of fractional shares) through the use of excess working capital.

Certain Relationships with BOE

Except as set forth in this prospectus, neither Capitol nor, to the best of Capitol's knowledge, any of Capitol's directors, executive officers or other affiliates has entered into any contract, arrangement, understanding or relationship with any other person with respect to any securities of BOE, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

As disclosed in the Offering Circular dated September 3, 2003, since its inception BOE has contracted with Capitol or one of its subsidiaries to purchase certain management and technology services pursuant to a Management Services Contract and a Data Processing Agreement. All of Capitol's bank subsidiaries have purchased similar services since their inception. Except as described in this prospectus, there have been no negotiations, transactions or material contacts since January 1, 2003, and no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the past two years, between Capitol or, to the best of Capitol's knowledge, any of Capitol's directors, executive officers or other affiliates on the one hand, and BOE or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any BOE securities, an election of BOE's directors, or a sale or other transfer of a material amount of assets of BOE. In the normal course of business, Capitol and BOE are parties to transactions and agreements. Since January 1, 2003, Capitol believes that no such transaction had an aggregate value in excess of 1% of BOE's consolidated revenues for the fiscal year when the transaction occurred or the past portion of the current fiscal year. Neither Capitol, nor, to the best of Capitol's knowledge, any of Capitol's directors, executive officers or other affiliates has, since January 1, 2003, had any transaction with BOE or any of its executive officers, directors or affiliates where the aggregate value of the transaction exceeded $60,000.

As of September 30, 2006, Capitol beneficially owned for its account 504,900 shares of BOE common stock outstanding at that date.

In addition, executive officers and directors of Capitol owned 30,198 shares or approximately 3.03% of BOE common stock outstanding as of August 31, 2006. Neither Capitol nor any of Capitol's subsidiaries, nor, to the best of Capitol's knowledge, any of Capitol's executive officers, directors and associates, have been party to any transactions in BOE common stock during the past 60 days.

Fees and Expenses

Capitol will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of BOE common stock pursuant to Capitol's exchange. Capitol will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

Capitol's acquisition of additional shares of BOE will be accounted for under the purchase method of accounting. After the exchange, assuming all of the shares of BOE not already owned by Capitol are acquired by Capitol pursuant to the exchange offer, all of BOE's results from operations will be included in Capitol's income statement, as opposed to only a portion, which is currently reported.

Pro Forma Data

Because BOE is already a majority-owned subsidiary of Capitol, it is already included in Capitol's consolidated financial statements. Unaudited pro forma consolidated financial information is presented in this prospectus, adjusted for the proposed BOE exchange, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred at the beginning of 2006 and 2005 (shown on pages 29 through 31) and does not give effect to any other proposed share exchanges regarding other bank affiliates of Capitol. The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The pro forma 2006 and 2005 results are not necessarily indicative of results for any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the exchange offer.

Federal Securities Laws Consequences

This prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this prospectus in connection with any such resale.

NYSE Listing

Capitol's common stock is listed on the NYSE under the trading symbol "CBC". Capitol will make an application to list on the NYSE the common stock that Capitol will issue pursuant to the exchange offer.

Opinion of Financial Advisor

BOE has retained Howe Barnes Hoeffer & Arnett, Inc. ("Howe Barnes") to provide a financial fairness opinion in connection with the exchange offer. BOE selected Howe Barnes to act as its financial advisor based on its qualifications, expertise and reputation.  Howe Barnes has rendered its opinion, in writing, that based upon and subject to the various considerations set forth in the opinion, the consideration to be paid pursuant to the exchange offer by Capitol is fair from a financial point of view.

The full text of the written opinion of Howe Barnes is attached as Annex A to this prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Howe Barnes in rendering its opinion. The summary of the opinion of Howe Barnes set forth in this document is described in greater detail in the full text of the opinion attached as Annex A, which we encourage you to review.

For purposes of its opinion in connection with its review of the proposed Exchange, Howe Barnes, among other things:

(1)
Participated in discussions with representatives of Capitol and BOE concerning Capitol’s and BOE's financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

(2)	Reviewed the terms of the proposed exchange offer as explained in the Prospectus;
(3)
Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Capitol and BOE, including those included in BOE’s Annual Call Reports for the past two years and the Quarterly Call Reports for the past two quarters as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

(4)	Reviewed certain financial forecasts and projections of BOE, prepared by its management team;
(5)	Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Capitol and BOE with certain members of management;
(6)	Reviewed reported market prices and historical trading activity of Capitol’s common stock;
(7)
Reviewed certain aspects of the financial performance of Capitol and BOE and compared such financial performance of Capitol and BOE, together with stock market data relating to Capitol’s common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

(8)	Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

Howe Barnes compared the exchange pricing ratio against those of certain publicly traded financial institutions. Howe Barnes reviewed the median ratios of groups of institutions they deemed similar to BOE in terms of geographic location, asset size, and capitalization. From this data Howe Barnes constructed a comparable group. The group consists of all publicly traded banks with assets between $40 and $150 million that are headquartered in California. They also added a metric of Price/Adjusted Tangible Book. They adjusted the entire comparable set to have the same tangible equity to tangible asset ratio of BOE, 13.3% as of June 30, 2006. The rationale for adding this adjustment is that BOE’s capitalization ratios are much higher than regulatory minimums required. As a result, it is theoretically carrying “excess capital.” Typically, investors will pay a premium for a bank’s minimum capital levels, but will place diminishing value on excess capital.

The price-to-tangible-book and price-to-LTM earnings and similar adjusted metrics median values were used for the group so as to account for extreme values on the high and low side. In addition, the median values were discounted by 20% to reflect the illiquidity of the common stock (the rationale for the discount is discussed in detail in the following narrative). These median and adjusted median values are then compared with the exchange ratio of the minority shares of BOE by Capitol.

The 153% price-to-book multiple the shareholders of BOE would receive in the exchange is not materially different from the median comparable publicly traded institutions after applying an appropriate discount factor. The 22.6x price-to-earnings multiple the shareholders of BOE would receive in the exchange is higher than the median multiple of comparable institutions. As mentioned above, Howe Barnes applied a 20% discount to their calculated values. The rationale for this discount includes:
Illiquidity Discount - In valuing the ownership interest in a privately held company, Howe Barnes must address the fact of how quickly the ownership interest can be converted into cash. BOE’s common stock currently does not, or has never traded on the NYSE, NASDAQ, AMEX, or any other major exchange, or on the Over-the-Counter Bulletin Board. As a result, it is much more illiquid than any other small community bank whose shares are tradable on any exchange, or through the over-the-counter market. As a result, an illiquidity discount must be factored into Howe Barnes' previous valuation of BOE. The size of the illiquidity discount is determined largely by three factors: the size of the bank, the type and quality of the bank’s assets, and the magnitude and predictability of the bank’s future cash flows. A variety of studies have been done to quantify this discount for the lack of marketability in a common stock. The bulk of the historical estimates of marketability or illiquidity discounts appear to lie within the range of 20% to 50%, depending on the factors mentioned above. Given the brief historical performance of BOE, its high credit quality, recent profitability, and future growth prospects, Howe Barnes assumed a discount on BOE’s initial valuation at the lower end of the illiquidity discount range.

Minority, or Lack of Control Discount - Capitol currently owns 50.74% of the common shares of BOE, and thus maintains “effective control” of the decisions of the Board of Directors, and therefore, the major decisions of the bank. By comparison, no other one shareholder of BOE owns more than 5% of the outstanding common stock of BOE. In typical acquisitions, the purchasing entity will pay a “change of control,” or “acquisition” premium to acquire all the shares of the target institution. As a result, any purchase of shares not already owned by Capitol should be viewed as minority share purchases. For the minority shareholder’s view, the minority position will trade at a discount to majority positions to account for the lack of control. Based on historical evidence since 1980, implied minority discounts have ranged from 26% to 34%, depending on the degree of minority ownership. BOE’s position of 49.26% should be discounted given the fact that no one shareholder outside of Capitol maintains more than a 5% ownership stake in the company.

Under the engagement letter, Howe Barnes provided financial advisory services and a financial fairness opinion in connection with the exchange, and BOE agreed to pay Howe Barnes a fee of $25,000 plus out-of-pocket expenses.  In addition, BOE has agreed to indemnify Howe Barnes and its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws.

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COMPARISON OF SHAREHOLDER RIGHTS

     Holders of BOE shares may elect to receive shares of Capitol common stock as part of the consideration in the Exchange Offer.  Capitol and BOE are organized under the laws of the states of Michigan and California.  The following is a summary of the material differences between (a) the current rights of Capitol stockholders under Michigan law and Capitol's Articles of Incorporation and Bylaws and (b) the current rights of BOE stockholders under California law and BOE's Articles of Incorporation and Bylaws, each as amended to date.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below.  For additional information which may be relevant to BOE stockholders, see California Corporations and Financial Code and Michigan Business Corporation Act and Capitol and BOE's constituent documents, which BOE stockholders should read.  Copies of Capitol's constituent documents have been filed with the SEC.  Copies of BOE's constituent documents are available upon written request from BOE.  To find out where copies of these documents can be obtained, see "Where You Can Find More Information".

	BOE	Capitol
Authorized Capital Stock	10,000,000	50,000,000
Preemptive Rights	None	None
Quorum Requirements	Majority	Majority
Annual Meetings of Stockholders	Called by Board	Called by CEO, majority of the Board or shareholders representing 25% of the shares entitled to vote
Stockholder Action by Written Consent	Yes, by majority	Yes, if unanimous
Inspection of Voting List of Stockholders	Inspector may be appointed by the Board, by the person presiding at shareholders' meeting or by the request of a shareholder	Inspector may be appointed by the Board, by the person presiding at shareholders' meeting or by the request of a shareholder
Classification of the Board of Directors	No	No
Election of the Board of Directors	Annually by shareholders	Annually by shareholders
Cumulative Voting	Yes	No
Number of Directors	5-25	5-25
Removal of Directors	By a majority of the outstanding shares of stock	By a majority of the outstanding shares of stock
Vacancies on the Board of Directors	May be filled by a majority of the Board of Directors	May be filled by a majority of the Board of Directors
Liability of Directors	Eliminated to the fullest extent provided by law	Eliminated to the fullest extent provided by law
Indemnification of Directors, Officers, Employees or Agents	Yes	Yes
Amendments to Articles of Incorporation	By a majority of the outstanding shares	By a majority of the outstanding shares
Amendments to Bylaws	By a majority of the outstanding shares or a majority of directors	By majority of directors
Appraisal/Dissenters' Rights	Yes	No

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

     Capitol's Articles of Incorporation, as amended to date, authorize the issuance of up to 50,000,000 shares of common stock, without par value. Capitol's articles of incorporation do not authorize the issuance of any other class of stock. As of September 30, 2006, 16,064,901 shares of common stock were outstanding. UMB Bank, n.a., serves as transfer agent and registrar for Capitol's common stock.

     Michigan law allows Capitol's board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

     Capitol's board of directors has authorized the issuance of the shares of common stock as described in this prospectus. All shares of common stock offered will be, when issued, fully paid and nonassessable.

     The following description of the terms of the common stock of Capitol may not contain all of the information relevent to you.  For additional information, please see Capitol's Articles of Incorporation, as amended, and its Bylaws, each of which have been previously filed with the SEC.  To find out where copies of these documents can be obtained, see "Where You Can Find More Information".

Rights of Common Stock

     All voting rights are vested in the holders of shares of common stock. Each share of common stock is entitled to one vote. The shares of common stock do not have cumulative voting rights, which means that a stockholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director. The holders of the common stock do not have any preemptive, conversion or redemption rights. Holders of common stock are entitled to receive dividends if and when declared by Capitol's board of directors out of funds legally available. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities. In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

Shares Available for Issuance

     The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this prospectus and for the shares of common stock reserved for issuance under Capitol's stock option program.

     Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to or vote by Capitol's shareholders. As noted, Capitol's shareholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol. Although Capitol does not currently contemplate taking that action, shares of Capitol common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

Capitol's Preferred Securities

     Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which are traded on the New York Stock Exchange under the symbol "CBCPrA"). Capitol also has additional trust-preferred securities which were privately placed. Capitol has guaranteed the preferred securities. The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol's common stock. Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period. In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances. Capitol's obligation under the debentures, the preferred securities and the guarantee approximates $103.3 million at an average interest rate currently approximating 8.7% per annum, payable quarterly.

Anti-Takeover Provisions

     In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol. Those provisions include the following:

     Control Share Acquisitions. The MBCA contains an article intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations.

     The act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under that act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The act applies only to an "issuing public corporation." Capitol falls within the statutory definition of an "issuing public corporation." The act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. Capitol has not "opted out" of the provisions of the act.

     Fair Price Act. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

As of January 31, 2006, Capitol's directors and executive officers beneficially owned (including immediately exercisable stock options and warrants) control of approximately 26.78% of Capitol's outstanding common stock. Based upon information as of January 31, 2006 and the proposed estimated exchange ratio, upon completion of the share exchange Capitol's directors and executive officers will beneficially own (including immediately exercisable stock options and warrants) control of approximately 26.63% of Capitol's outstanding common stock. If Capitol's directors' and executive officers' shares are voted as a block, Capitol's directors and executive officers will be able to prevent the attainment of the required supermajority approval.

The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

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WHERE YOU CAN FIND MORE INFORMATION

Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to BOE shareholders in the exchange offer. This prospectus is a part of that registration statement and constitutes a prospectus of Capitol. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

In addition, Capitol files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street Washington, D.C. 20549	Chicago Regional Office Citicorp Center 500 West Madison Street, Suite 1400 Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Capitol to "incorporate by reference" some of the information it files with the SEC. This permits Capitol to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. Capitol incorporates by reference the following documents that have been filed with the SEC:

Capitol Bancorp Limited SEC Filings (File No. 0-18461)	Period
• Current Report on Form 8-K	Filed October 26, 2006
• Current Report on Form 8-K	Filed October 19, 2006
• Current Report on Form 8-K	Filed July 27, 2006
• Current Report on Form 8-K	Filed July 20, 2006
• Current Report on Form 8-K	Filed May 2, 2006
• Current Report on Form 8-K	Filed April 26, 2006
• Current Report on Form 8-K	Filed April 20, 2006
• Current Report on Form 8-K	Filed March 14, 2006
• Current Report on Form 8-K	Filed January 31, 2006
• Current Report on Form 8-K	Filed January 27, 2006
• Quarterly Report on Form 10-Q	Period ended March 31, 2006
• Quarterly Report on Form 10-Q	Period ended June 30, 2006
• Quarterly Report on Form 10-Q	Period ended September 30, 2006
• Proxy Statement on Schedule 14A	Annual Meeting held April 26, 2006
• Annual Report on Form 10-K	Year Ended December 31, 2005
• Registration Statement on Form 8-A filed April 19, 1990	Filed April 19, 1990

In addition, all subsequent documents filed with the SEC by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and prior to the date that the exchange offer expires or is terminated, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this prospectus.

   IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE REQUESTS NO LATER THAN DECEMBER   , 2006 (FIVE BUSINESS DAYS BEFORE THE INITIALLY SCHEDULED EXPIRATION DATE OF THE EXCHANGE OFFER). If you request exhibits to any documents incorporated by reference, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

No one has been authorized to give any information or make any representation about BOE, Capitol or the exchange offer that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this prospectus does not extend to you.

The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol, and information about BOE has been supplied by BOE.

LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of Capitol common stock offered by this prospectus will be passed upon for Capitol by Brian English, Capitol's General Counsel. Certain federal income tax matters relating to the exchange offer will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, PLC.

EXPERTS

     The consolidated financial statements of Capitol and management's assessment of internal control over financial reporting incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report, incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Bank of Escondido attached to this prospectus as Annex B have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods stated in their reports, which is attached as part of Annex B, and included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

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ANNEX A

 November 7, 2006

Board of Directors
Bank of Escondido
200 West Grand Avenue
Escondido, California 92025

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Bank of Escondido (“BOE”) regarding the Share Exchange Tender Offer (the “Exchange”) that offers the exchange of the shares of BOE common stock held by all shareholders other than Capitol Bancorp Limited (“Capitol” or “CBC”) with shares of Capitol.

Pursuant to the Prospectus filed by Capitol, Capitol is offering to exchange each issued and outstanding share of BOE common stock for shares of Capitol’s common stock. It is our  understanding that Capitol, at September 30, 2006, owned a 50.74% controlling interest in BOE's common stock. Under the terms of the Exchange, holders of BOE common stock would receive an exchange value of $15.604322 of Capitol common stock. Based upon the average closing price of Capitol’s common stock for the month ended October 31, 2006, which was $46.06, a holder of BOE common stock would receive 0.338793 shares of Capitol common stock for each share of BOE common stock, if the Exchange were consummated using Capitol’s October 2006 share value discussed above.

Howe Barnes Hoefer & Arnett’s (“Howe Barnes”) opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange consideration to the holders of BOE’s common stock and does not express an opinion as to the prices at which shares of CBC's common stock issued in the Exchange may trade if and when they are issued or at any future time. The opinion is directed only to the Exchange consideration and does not constitute a recommendation to any holder of BOE common stock as to how such holder should act with respect to the proposed Exchange offer. Howe Barnes, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The BOE management selected Howe Barnes on the basis of its familiarity with the financial services industry, its qualifications, ability, and its reputation with respect to such matters.

For purposes of its opinion in connection with its review of the proposed Exchange, Howe Barnes, among other things:

1.
Participated in discussions with representatives of Capitol and BOE concerning Capitol’s and BOE’s financial condition, businesses, assets, earnings, prospects, and such senior management's views as to its future financial performance;

2.	Reviewed the terms of the proposed Exchange as explained in the Prospectus;

3.
Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of Capitol and BOE, including those included in BOE’s Year-End Call Reports for the past two years and the Quarterly Call Reports for the past two quarters as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

4.	Reviewed certain financial forecasts and projections of BOE, prepared by its management team;

5.	Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of Capitol and BOE with certain members of management;

6.	Reviewed reported market prices and historical trading activity of Capitol’s common stock;

7.
Reviewed certain aspects of the financial performance of Capitol and BOE and compared such financial performance of Capitol and BOE, together with stock market data relating to Capitol’s common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

8.	Reviewed certain financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

In conducting its review and rendering its opinion dated the date hereof, Howe Barnes assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that had been provided to Howe Barnes by BOE, Capitol, and their respective representatives, and of the publicly available information that was reviewed by Howe Barnes. Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of BOE and Capitol as of the dates of the financial statements reviewed above are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. Howe Barnes was not retained to and did not conduct a physical inspection of any of the properties or facilities of BOE, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of BOE, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Howe Barnes’ opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon the terms of the Exchange filed in the Prospectus, Howe Barnes has assumed the following terms in rendering our opinion:

Howe Barnes assumes, for the purposes of this analysis, that all 44,000 BOE stock options are exercised at a price of $10.00 per share.

Based upon these terms provided, as well as the financial information of BOE as of June 30, 2006, Howe Barnes has calculated the following pricing ratios as they relate to the Exchange of BOE common stock for CBC common stock:

Exchange price / total equity............................................................................................................................144%
Exchange price / trailing twelve month earnings...........................................................................................20.8X

In rendering its opinion, Howe Barnes considered results of analysis in the following four sections:

Section I. Comparable Publicly Traded Company Analysis
Howe Barnes compared the Exchange pricing ratios against those of certain publicly traded financial institutions. We reviewed the median ratios of groups of institutions we deemed similar to BOE in terms of geographic location, asset size, and capitalization. From this data we constructed a comparable group. This group consists of all publicly traded banks with assets between $40 and $150 million that are headquartered in California. We also added a metric of price/adjusted tangible book value. We adjusted the entire comparable set to have the same tangible equity to tangible asset ratio as BOE, 13.7% as of September 30, 2006. The rationale for adding this adjustment is that BOE’s capitalization ratios are much higher than regulatory minimums required. As a result, it is theoretically carrying “excess capital.”   Typically, investors will pay a premium for a bank’s regulatory minimum capital levels, but will place diminishing value on excess capital.

The price-to-tangible book value and price-to-last twelve month (LTM) earnings and similar adjusted metrics median values were used for the group so as to account for extreme values on the high and low side. In addition, the median values were discounted by 20% to reflect the lack of liquidity of BOE common stock (the rationale for the discount is discussed in detail in the following pages). These median and adjusted median values were then compared with the Exchange ratios of the minority shares of BOE by CBC.

The 144% price-to-book multiple the shareholders of BOE would receive in the Exchange is not materially different from the median of comparable publicly traded institutions after applying an appropriate discount factor. The 20.8x price-to-earnings multiple the shareholders of BOE would receive in the Exchange is higher than the median multiple of comparable institutions.

Section II. Merger and Acquisition Transactions Analysis
Howe Barnes reviewed the statistics of historical bank and thrift merger and acquisition transactions. The methodology was used to compare pricing ratios of merger and acquisition transactions to the ratios in the proposed Exchange. Howe Barnes compiled a group of merger and acquisition transactions to compare pricing ratios with those in the Exchange of the remaining shares of BOE by Capitol.

Comparable Group consisted of:
•	Twenty transactions
•	Selling banks located in California
•	Selling banks whose total assets were between $40 and $150 million
•	Transactions announced since January 1, 2003
•	Pending and completed transactions
•	Similar adjustment was made to entire comparable set to have the same tangible equity to tangible asset ratio as BOE, 13.7%

No company or transaction used in the above analyses as a comparison was identical to BOE, Capitol, or the proposed Exchange. Accordingly, an analysis of the results of the foregoing was not strictly mathematical; rather, it involved complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they were being compared. In addition, it should be noted that none of Capitol’s previous acquisitions of minority positions of banks were included in any of the groups to avoid any potential bias in the results.

The high, low, mean, and median values of the comparable group are shown in the tables below. The median value of each is highlighted.

In addition, given the unique ownership structure of BOE, in that Capitol maintains “effective control” with 50.74% ownership as of August 31, 2006, the median values are discounted by 20%. This discount is applied to reflect lack of “effective control” held by BOE shareholders (the rationale for the discount is discussed in detail in the following pages). These median and adjusted median values were then compared to the Exchange ratios of the minority shares of BOE by CBC.

In addition, while Howe Barnes believes that an analysis of consideration paid for acquisitions of banks and thrifts with characteristics similar to BOE is relevant for these purposes, Howe Barnes emphasizes that the proposed exchange is not a transaction through which control of the subject company passes from one shareholder or group of shareholders to another shareholder or group of shareholders. Thus, in rendering its opinion, Howe Barnes places less emphasis on this aspect of its analysis than it would if the proposed transaction were a full change of control merger or acquisition.

Section III. Discounted Cash Flow Analysis
Using discounted cash flow analysis, we estimated the future dividend streams that BOE could produce over the period from October 1, 2006 through December 31, 2010, assuming annual asset growth rates and further assumed BOE performed in accordance with recent historical trends and the future outlook of BOE’s management. We used asset growth rates between 15% and 25%. We then estimated a range of terminal multiples to estimate fiscal year-end 2010 net income. The range of terminal multiples was chosen based upon past and current multiples of comparable publicly traded banks in California (see previous analysis in Section I). The cash flow streams and terminal value were discounted to present values using discount rates which reflect assumptions regarding the required rates of return to holders of BOE common stock. A summary of our key assumptions is included as follows:

	Short Term Growth Rate	Long Term Growth Rate	Discount Rate	Terminal Multiples
High…………………………………	25%	15%-20%	20%	20.0x
Low…………………………………	25%	15%-20%	12%	12.0x

The calculated range results of the discounted cash flow analysis are presented in the table below. The median calculated value is discounted further by 20% to reflect the illiquidity of the common stock and minority position held by BOE shareholders (the rationale for the discount is discussed in detail in the following pages).

Section IV. Additional Factors
As mentioned above, Howe Barnes applied a 20% discount to our calculated values in each analysis. The rationale for this discount includes:

Illiquidity Discount - In valuing an ownership interest in a privately held company, we must address the fact of how quickly this ownership interest can be converted into cash. BOE’s common stock currently does not, or has never traded on the NYSE, NASDAQ, AMEX, or any other major exchange, or on the Over-The-Counter Bulletin Board. As a result, it is much more illiquid than any other small community bank whose shares are tradable on any exchange, or through the over-the-counter market. As a result, an illiquidity discount must be factored into our previous valuation of BOE to reflect the fact that there is no readily available market in which an investor could sell shares. The size of the illiquidity discount is determined largely by three factors: the size of the bank, the type and quality of the bank’s assets, and the magnitude and predictability of the bank’s future cash flows. A variety of studies have been done to quantify this discount for the lack of marketability in a common stock. The bulk of the historical estimates of marketability or illiquidity discounts appear to lie within the range of 20% to 50%, depending on the factors mentioned above. Given the brief historical performance of BOE, its high credit quality, recent profitability, and future growth prospects, we would assume a discount on BOE’s initial valuation at the lower end of the illiquidity discount range.

Minority, or Lack of Control Discount - Capitol currently owns 50.74% of the common shares of BOE, and thus maintains “effective control” of the decisions of the Board of Directors, and therefore, the major decisions of the bank. By comparison, no other one shareholder of BOE owns more than 5% of the outstanding common stock of BOE. In typical acquisitions, the purchasing entity will pay a “change of control,” or “acquisition” premium to acquire all the shares of the target institution. As a result, any purchase of shares not already owned by Capitol should be viewed as minority share purchases. For the minority shareholder’s view, the minority position will trade at a discount to majority positions to account for the lack of control. Based on historical evidence since 1980, implied minority discounts have ranged from 26% to 34%, depending on the degree of minority ownership. BOE’s position of 49.26% should be discounted given the fact that no one shareholder outside of Capitol maintains more than a 5% ownership stake in BOE.

Conclusion
The foregoing is a summary of the material financial analyses performed by Howe Barnes and presented to the BOE Board of Directors, but does not purport to be a complete description of the analyses performed by Howe Barnes. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Howe Barnes did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Howe Barnes’s opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes’ view of the actual value of BOE. None of the analysis conducted by Howe Barnes failed to support its ultimate determination that the Exchange consideration was fair to Capitol’s shareholders from a financial point of view.

In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of BOE and Capitol. The analyses performed by Howe Barnes are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Howe Barnes’ analysis of the fairness of the Exchange consideration, from a financial point of view, to the holders of BOE common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange consideration offered in the Exchange is fair, from a financial point of view, to the shareholders of Bank of Escondido.

Sincerely,
Howe Barnes Hoefer & Arnett, Inc.

/s/ Thomas J. Maier

Thomas J. Maier
First Vice President and Managing Director

ANNEX B

FINANCIAL INFORMATION REGARDING BANK OF ESCONDIDO

Management’s discussion and analysis of financial condition and results of operations	B-2
Condensed interim financial statements as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 (unaudited)	B-4
Audited financial statements as of December 31, 2005 and 2004 and for the periods ended December 31, 2005, 2004 and 2003	B-12

Management’s Discussion and Analysis of Financial Condition
and Results of Operations
Bank of Escondido
Periods Ended September 30, 2006 and 2005
December 31, 2005 and 2004

Financial Condition
Bank of Escondido (the “Bank”) is engaged in commercial banking activities from its sole location in Escondido, California. From its inception in October 2003, the Bank provides a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in its community.

Total assets approximated $79 million at September 30, 2006, an increase from $71 million at December 31, 2005. Total assets approximated $51 million at year-end 2004. Increased assets resulted mainly from higher levels of cash and cash equivalents resulting from higher levels of deposits and, at September 30, 2006, from loan repayments.

Total portfolio loans approximated $33 million at September 30, 2006, a decrease from the $38 million level at December 31, 2005. At December 31, 2004, total portfolio loans approximated $33 million. Commercial loans approximated 85% of total portfolio loans at September 30, 2006 consistent with the Bank’s emphasis on commercial lending activities.

The allowance for loan losses at September 30, 2006 approximated $435,000 or 1.33% of total portfolio loans, compared to the December 31, 2005 ratio of 1.20% and 1.06% at December 31, 2004.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management’s determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Total deposits approximated $68 million at September 30, 2006, an increase of approximately $7 million from the $61 million level at December 31, 2005. Deposits at December 31, 2004 were approximately $42 million.

The Bank seeks to obtain noninterest-bearing deposits as a means to reduce its cost of funds. Noninterest-bearing deposits approximated $24 million at September 30, 2006 or about 36% of total deposits, an increase of approximately $1 million from December 31, 2005. Noninterest bearing deposits increased approximately $7.4 million in 2005. Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

Stockholders’ equity approximated $11 million at September 30, 2006 or approximately 13.7% of total assets. Capital adequacy is discussed elsewhere in this narrative.

Results of Operations
The net income for the nine months ended September 30, 2006 approximated $606,000, compared with net income of approximately $311,000 in the corresponding 2005 period. Net income for the year ended December 31, 2005 approximated $452,000, compared with a net loss of approximately $186,000 for the year ended December 31, 2004. The net losses for the 2004 period relates to the expected early-period operations of the Bank.

The principal source of operating revenues is interest income. Total interest income for the nine months ended September 30, 2006 approximated $3.6 million, compared with $2.6 million for the nine-month 2005 period. Total interest income for the year ended December 31, 2005 approximated $3.6 million, compared with $2 million for the year ended December 31, 2004. The increase in interest income relates primarily to loan portfolio growth.

Total interest expense approximated $938,000 for the nine months ended September 30, 2006 and $466,000 for the nine-month 2005 period. For the year ended December 31, 2005, total interest expense approximated $715,000 and $270,000 in 2004.

Net interest income approximated $2.7 million for the nine months ended September 30, 2006, compared with $2.1 million for the 2005 corresponding period. Net interest income for the year ended December 31, 2005 approximated $3 million, compared with $1.7 million in 2004.

The provision for loan losses was a credit of $25,000 for the nine months ended September 30, 2006, compared with an expense of $101,000 in the corresponding 2005 period. The provision for loan losses was $110,000 for the year ended December 31, 2005 and $230,000 for the year ended December 31, 2004. The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management’s analysis of allowance requirements, as discussed previously. Through September 30, 2006, the Bank incurred no loan charge-offs.

Total noninterest income approximated $171,000 for the nine months ended September 30, 2006, compared with $120,000 for the corresponding 2005 period. Noninterest income for the year ended December 31, 2005 approximated $143,000 and $78,000 in 2004. Noninterest income in 2005, and in the interim 2006 period, increased significantly due to service charges on deposits which were not previously a significant revenue source for the Bank.

Total noninterest expense approximated $1.9 million for the nine months ended September 30, 2006, compared with $1.7 million for the corresponding 2005 period. For the year ended December 31, 2005, total noninterest expense approximated $2.3 million, compared with $1.8 million in 2004. The principal component of noninterest expense is salaries and employee benefits which have increased due to the increased staffing required to serve customers and to facilitate growth.

Liquidity and Capital Resources
The principal funding source for asset growth and loan origination activities is deposits. Changes in deposits and loans were previously discussed in this narrative. Most of the deposit growth has been deployed into commercial loans, consistent with the Banks’ emphasis on commercial lending activities.

Cash and cash equivalents approximated $45 million at September 30, 2006, $32 million at December 31, 2005 and $17 million at December 31, 2004. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Bank’s liquidity position at September 30, 2006 is adequate to fund loan demand and to meet depositor needs.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. The Bank is subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its first three years of operation. In the opinion of management, the Bank meets or exceeds regulatory capital requirements to which it is subject.

Impact of New Accounting Standards
There are certain new accounting standards either becoming effective or being issued in 2006 and 2005. They are discussed in Note D of the accompanying condensed interim financial statements and Note A of the accompanying audited financial statements.

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BANK OF ESCONDIDO

------

Condensed Interim Financial Statements

Nine months ended September 30, 2006 and 2005

CONDENSED BALANCE SHEETS

Bank of Escondido

	September 30, 2006 (Unaudited)	December 31, 2005
ASSETS
Cash and due from banks	$4,676,787	$2,921,639
Interest-bearing deposits	28,223,152	9,546,028
Federal funds sold	11,965,000	19,160,000
Cash and cash equivalents	44,864,939	31,627,667
Investment securities:
Available for sale, carried at market value	548,047	557,218
Held for long-term investment, carried at
amortized cost which approximates
market value	114,200	97,600
Total investment securities	662,247	654,818

Portfolio loans:
Commercial	27,965,288	27,855,224
Real estate mortgage	853,082	6,592,031
Installment	3,893,611	3,781,160
Total portfolio loans	32,711,981	38,228,415
Less allowance for loan losses	(435,000)	(460,000)
Net portfolio loans	32,276,981	37,768,415
Premises and equipment	346,586	412,748
Accrued interest income	220,503	157,333
Other assets	196,820	185,552

TOTAL ASSETS	$78,568,076	$70,806,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$24,454,717	$23,392,681
Interest-bearing	43,199,608	37,501,821
Total deposits	67,654,325	60,894,502
Accrued interest on deposits and other liabilities	160,477	203,511
Total liabilities	67,814,802	61,098,013

STOCKHOLDERS’ EQUITY:
Common stock, par value $10.00 per share, 10,000,000 shares authorized; issued and outstanding: 2006 - 1,039,000 shares 2005 - 995,000 shares	10,390,000	9,950,000
Retained earnings (deficit)	381,099	(224,863)
Market value adjustment (net of tax effect) for
investment securities available for sale
(accumulated other comprehensive income/loss)	(17,825)	(16,617)
Total stockholders’ equity	10,753,274	9,708,520

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$78,568,076	$70,806,533
‘
See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

Bank of Escondido

	Nine Months Ended September 30
	2006	2005
Interest income:
Portfolio loans (including fees)	$2,296,138	$2,092,702
Taxable investment securities	22,341	19,443
Federal funds sold	623,014	353,470
Interest bearing deposits with banks	674,545	120,398
Other	3,921	2,551
Total interest income	3,619,959	2,588,564
Interest expense on deposits	937,821	466,208
Net interest income	2,682,138	2,122,356
Provision (credit) for loan losses	(25,000)	101,000
Net interest income after provision
(credit) for loan losses	2,707,138	2,021,356

Noninterest income:
Service charges on deposit accounts	58,188	24,117
Fees from origination of non-portfolio residential
mortgage loans	32,502	36,056
Other	80,530	59,598
Total noninterest income	171,220	119,771

Noninterest expense:
Salaries and employee benefits	1,081,771	1,012,430
Occupancy	171,969	144,954
Equipment rent, depreciation and maintenance	129,703	96,372
Other	472,053	408,326
Total noninterest expense	1,855,496	1,662,082
Income before income taxes	1,022,862	479,043
Income taxes	416,900	167,800

NET INCOME	$605,962	$311,243

NET INCOME PER SHARE (basic and diluted)	$0.61	$0.31

See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

Bank of Escondido

	Common Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total

Nine Months Ended September 30, 2005
Balances at January 1, 2005	$9,900,000	$(676,508)		$9,223,492
Components of comprehensive income:
Net income for the period		311,243		311,243
Market value adjustment for investment securities available for sale (net of income tax effect)			$(13,273)	(13,273)
Comprehensive income for 2005 period				297,970

BALANCES AT SEPTEMBER 30, 2005	$9,900,000	$(365,265)	$(13,273)	$9,521,462

Nine Months Ended September 30, 2006
Balances at January 1, 2006	$9,950,000	$(224,863)	$(16,617)	$9,708,520

Issuance of 44,000 shares of common stock upon exercise of stock options	440,000			440,000

Components of comprehensive income:
Net income for the period		605,962		605,962
Market value adjustment for investment securities available for sale (net of income tax effect)			(1,208)	(1,208)
Comprehensive income for 2006 period				604,754

BALANCES AT SEPTEMBER 30, 2006	$10,390,000	$381,099	$(17,825)	$10,753,274

See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

Bank of Escondido

	Nine Months Ended September 30
	2006	2005
OPERATING ACTIVITIES
Net income for the period	$605,962	$311,243
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	(25,000)	101,000
Depreciation of premises and equipment	103,220	88,534
Net amortization of investment security premiums	737	597
Loss on sale of equipment	590
Decrease (increase) in accrued interest income and other assets	(73,816)	128,990
Increase (decrease) in accrued interest expense on deposits and other liabilities	(43,034)	30,094

NET CASH PROVIDED BY OPERATING ACTIVITIES	568,659	660,458

INVESTING ACTIVITIES
Purchase of investment securities available for sale		(590,021)
Purchase of securities held for long-term investment	(16,600)	(96,500)
Net decrease (increase) in portfolio loans	5,516,434	(4,114,306)
Payments of mortgage-backed securities	6,604	4,392
Purchases of premises and equipment	(37,648)	(35,539)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	5,468,790	(4,831,974)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	6,358,888	14,099,792
Net increase in certificates of deposit	400,935	2,374,499
Net proceeds from issuance of common stock	440,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,199,823	16,474,291

INCREASE IN CASH AND CASH EQUIVALENTS	13,237,272	12,302,775
Cash and cash equivalents at beginning of period	31,627,667	17,223,318

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$44,864,939	$29,526,093

See notes to condensed interim financial statements.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Bank of Escondido

NOTE A—BASIS OF PRESENTATION

The accompanying condensed financial statements of the Bank have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The statements do, however, include all adjustments of a normal recurring nature which the Bank considers necessary for a fair presentation of the interim periods.

The results of operations for the nine-month period ended September 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

NOTE B—STOCK OPTIONS

No stock-based compensation expense has been recorded upon granting of stock options through December 31, 2005, because such stock options have been accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and were granted at an exercise price equal to the market price of common stock at grant date.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, effective January 1, 2006 for the Bank, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. The Bank granted no stock options during the nine months ended September 30, 2006 and 2005. At September 30, 2006, 27,000 stock options were outstanding with an exercise price of $10.00 per option. By not electing to use the fair value method of recording stock option activity, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are shown below. As disclosed in Note D, the Bank accelerated the vesting of all previously unvested stock options effective January 1, 2005; the 2005 pro forma compensation expense below reflects the effect of such accelerated vesting.

September 30, 2005
Net income:
As reported	$311,243
Less pro forma compensation expense regarding fair value
of stock option awards, net of related income tax effect	77,756
Pro forma	233,487
Net income per share:
Basic:
As reported	$0.31
Pro forma	0.24
Diluted:
As reported	0.31
Pro forma	$0.24

NOTE C—NET INCOME PER SHARE

Net income per share is based on the weighted average number of common shares outstanding (999,835 shares for 2006 period and 990,000 shares for 2005 period). Stock options (see Note B) were not material for the periods presented.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)—Continued

Bank of Escondido

NOTE D—NEW ACCOUNTING STANDARDS

In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets, which is an amendment of Statement No. 140, intended to simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Statement No. 156 is effective for years beginning after September 15, 2006, although earlier adoption is permitted. The Bank’s management has not completed its review of the new guidance; however, the effect of the standard’s adoption is not expected to be material.

In July 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes thresholds and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will become effective January 1, 2007. The Bank’s management has not completed its review of the new guidance; however, the effect of FIN 48’s adoption is not expected to be material.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements and Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment to FASB Statements No. 87, 88, 106 and 132(R). Statement No. 157 provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value, expands related financial statement disclosures and will be effective for the Bank in 2008. Statement No. 158 has a variety of effective dates, in part which would be effective to the Bank as of December 31, 2006, and revises the accounting treatment in employers' financial statements for plans to which it is subject and related disclosures in such financial statements. The Bank's management has not completed its review of these very recent standards.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (SAB No. 108) on quantifying financial statement misstatements. In summary, SAB No. 108 was issued to address the diversity in practice of evaluating and quantifying financial statement misstatements and the related accumulation of such misstatements. SAB No. 108 states that both a balance sheet approach and an income statement approach should be used when quantifying and evaluating the materiality of a potential misstatement and contains guidance for correcting errors under this dual perspective. SAB No. 108 is effective for the Bank's financial statements beginning January 1, 2007. Management does not expect the adoption of SAB No. 108 would have a significant impact on the Bank's consolidated financial statements.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Bank’s financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share;
•	Proposed replacement of Statement No. 141 regarding Business Combinations; and

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)—Continued

Bank of Escondido

NOTE D—NEW ACCOUNTING STANDARDS—Continued

Other proposals, interpretations of existing pronouncements or FASB staff positions have been recently issued which include the following:

•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows;
•	EITF Issue No. 06-4 which addresses accounting for deferred compensation and post retirement benefits of endorsement split-dollar life insurance; and
•	EITF Issue No. 06-5 which encompasses accounting for purchases of life insurance and the ramifications of determining the amount that could be realized in accordance with FASB Technical Bulletin 84-4.

The Bank’s management has not completed its analysis of these (as proposed, where applicable) although it anticipates their potential impact (if finalized, where applicable) would not be material to the Bank’s financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank’s financial statements.

[The remainder of this page intentionally left blank]

Bank of Escondido
______

Financial Statements

Periods ended December 31, 2005, 2004 and 2003

Bank of Escondido

BDO Seidman, LLP
Accountants and Consultants

99 Monroe Avenue, N. W., Suite 800
Grand Rapids, Michigan 49503-2654
Telephone: (616) 774-7000
Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Bank of Escondido

We have audited the accompanying balance sheets of Bank of Escondido as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004, and the period from October 14, 2003 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Escondido as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and the period from October 14, 2003 (date of inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman, LLP

Grand Rapids, Michigan
February 24, 2006

BALANCE SHEETS

Bank of Escondido

	December 31
	2005	2004
ASSETS
Cash and due from banks	$2,921,639	$1,383,301
Interest-bearing deposits	9,546,028	2,110,017
Federal funds sold	19,160,000	13,730,000
Cash and cash equivalents	31,627,667	17,233,318
Investment securities—Note B:
Available for sale, carried at market value	557,218
Held for long-term investment, carried at
amortized cost which approximates
market value	97,600
Total investment securities	654,818

Portfolio loans—Note C:
Commercial	27,855,224	32,151,853
Real estate mortgage	6,592,031	1,002,332
Installment	3,781,160	11,724
Total portfolio loans	38,228,415	33,165,909
Less allowance for loan losses	(460,000)	(350,000)
Net portfolio loans	37,768,415	32,815,909
Premises and equipment—Note E	412,748	402,435
Accrued interest income	157,333	105,990
Other assets	185,552	408,665

TOTAL ASSETS	$70,806,533	$50,955,917

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$23,392,681	$15,988,358
Interest-bearing—Note F	37,501,821	25,691,524
Total deposits	60,894,502	41,679,882
Accrued interest on deposits and other liabilities	203,511	52,543
Total liabilities	61,098,013	41,732,425

STOCKHOLDERS’ EQUITY—Notes G and L:
Common stock, par value $10.00 per share, 10,000,000 shares authorized; issued and outstanding: 2005—995,000 shares 2004—990,000 shares	9,950,000	9,900,000
Retained earnings deficit	(224,863)	(676,508)
Market value adjustment (net of tax effect) for
investment securities available for sale
(accumulated other comprehensive income/loss)	(16,617)
Total stockholders’ equity	9,708,520	9,223,492

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$70,806,533	$50,955,917

See notes to financial statements.

STATEMENTS OF OPERATIONS

Bank of Escondido

	Year Ended December 31		Period Ended December 31,
	2005	2004	2003
Interest income:
Portfolio loans (including fees)	$2,848,515	$1,755,318	$102,164
Taxable investment securities	26,946
Federal funds sold	563,884	201,998	28,613
Interest bearing deposits with banks	203,644	18,530
Other	3,380
Total interest income	3,646,369	1,975,846	130,777
Interest expense on deposits	715,373	270,417	11,763
Net interest income	2,930,996	1,705,429	119,014
Provision for loan losses—Note C	110,000	230,000	120,000
Net interest income (deficiency) after provision for loan losses	2,820,996	1,475,429	(986)

Noninterest income:
Service charges on deposit accounts	36,250	18,949	3,553
Fees from origination of non-portfolio residential mortgage loans	38,281	6,537
Gains on sale of government-guaranteed loans		45,190
Other	68,683	7,591	1,560
Total noninterest income	143,214	78,267	5,113

Noninterest expense:
Salaries and employee benefits	1,352,022	998,239	173,144
Occupancy	195,687	183,870	29,799
Equipment rent, depreciation and maintenance	135,836	110,927	24,468
Preopening and start-up costs			402,889
Contracted data processing and administrative services	303,150	280,135	54,995
Paper, printing and supplies	41,966	47,766	20,110
Other	242,704	203,444	40,585
Total noninterest expense	2,271,365	1,824,381	745,950

Income (loss) before federal income taxes (benefit)	693,645	(270,685)	(741,823)
Federal income taxes (benefit)—Note I	242,000	(85,000)	(251,000)

NET INCOME (LOSS)	$451,645	$(185,685)	$(490,823)

NET INCOME (LOSS) PER SHARE (basic and diluted)	$0.46	$(0.19)	$(0.50)

See notes to financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Bank of Escondido

	Common Stock	Retained- Earnings Deficit	Accumulated Other Comprehensive Income	Total

Balances at October 14, 2003, beginning of period	$-0-	$-0-		$-0-

Issuance of 990,000 shares of common stock for cash consideration of $10.00 per share in conjunction with formation of Bank	9,900,000			9,900,000

Net loss for the 2003 period		(490,823)		(490,823)

BALANCES AT DECEMBER 31, 2003	9,900,000	(490,823)		9,409,177

Net loss for 2004		(185,685)		(185,685)

BALANCES AT DECEMBER 31, 2004	9,900,000	(676,508)		9,223,492

Issuance of 5,000 shares of common stock upon exercise of stock options	50,000			50,000
Components of comprehensive income:
Net income for 2005		451,645		451,645
Market value adjustment for investment securities available for sale (net of income tax effect)			$(16,617)	(16,617)
Comprehensive income for 2005				435,028

BALANCES AT DECEMBER 31, 2005	$9,950,000	$(224,863)	$(16,617)	$9,708,520

See notes to financial statements.

STATEMENTS OF CASH FLOWS

Bank of Escondido

	Year Ended December 31,		Period Ended December 31,
	2005	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$451,645	$(185,685)	$(490,823)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Provision for loan losses	110,000	230,000	120,000
Depreciation of premises and equipment	119,251	104,198	20,914
Net amortization of investment security premiums	852
Deferred federal income taxes (credit)	242,000	(85,000)	(251,000)
Increase in accrued interest income and other assets	(62,069)	(97,117)	(81,138)
Increase in accrued interest expense on deposits and other liabilities	150,968	34,010	18,533

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	1,012,647	406	(663,514)

INVESTING ACTIVITIES
Purchase of investment securities available for sale	(590,021)
Purchase of securities held for long-term investment	(97,600)
Proceeds from payments of mortgage-backed investment securities	6,773
Net increase in portfolio loans	(5,062,506)	(23,892,868)	(9,273,041)
Purchases of premises and equipment	(129,564)	(76,012)	(451,445)

NET CASH USED BY INVESTING ACTIVITIES	(5,872,918)	(23,968,970)	(9,274,486)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and and savings accounts	16,715,343	20,800,201	14,642,273
Net increase in certificates of deposit	2,499,277	3,464,194	2,773,214
Net proceeds from issuance of common stock	50,000		9,900,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	19,264,620	24,264,395	27,315,487
INCREASE IN CASH AND CASH EQUIVALENTS	14,404,349	295,831	16,927,487
Cash and cash equivalents at beginning of period	17,223,318	16,927,487	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,627,667	$17,223,318	$16,927,487

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation: Bank of Escondido (the “Bank”) is a full-service commercial bank located in Escondido, California. The Bank commenced operations in October 2003. The Bank is 51%-owned by Capitol Bancorp Limited (“Capitol”), a national community-bank development company.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Bank’s financial services is the community in which it is located and the areas immediately surrounding that community.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

Investment Securities: Investment securities available for sale are carried at market value with unrealized gains and losses reported as a separate component of stockholders’ equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment) and are carried at amortized cost, which approximates market value.

Investments are classified at the date of purchase based on management’s analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses: Portfolio loans are carried at their principal balance based on management’s intent and ability to hold such loans for the foreseeable future until maturity or repayment.

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Credit risk arises from making loans and loan commitments in the ordinary course of business. Consistent with the Bank’s emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets. The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Bank’s exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date. Management’s determination of the adequacy of the allowance is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

The Bank has stand-by letters of credit outstanding that, when issued, commit the Bank to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer. These obligations generally expire within one year and require collateral and/or personal guarantees based on management’s credit assessment. The maximum credit risk associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless. The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon. The Bank records a liability, generally equal to the fees received, for these stand-by letters of credit.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance. The Bank monitors the financial position of such financial institutions to evaluate credit risk periodically.

Interest and Fees on Loans: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful originations.

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment: Premises and equipment are stated on the basis of cost. Depreciation, which relates primarily to equipment and furniture with estimated useful lives of three to seven years, is computed principally by the straight-line method. Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Other Real Estate: Other real estate (included as a component of other assets; none at December 31, 2005 and 2004) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

Stock-Based Compensation: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and are granted at an exercise price equal to the market price of common stock at grant date.

[The remainder of this page intentionally left blank]

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date. By not electing this alternative, certain pro forma disclosures of the expense recognition provisions of Statement No. 123 are required, which are as follows:

	2005	2004	2003
Fair value assumptions:
Risk-free interest rate	3.6%		3.6%
Dividend yield	--		--
Stock price volatility	.30		.44
Expected option life	1 year		3 years
Aggregate estimated fair value of
options granted	$6,761	$--	$247,000
Net income (loss):
As reported	451,645	(185,685)	(490,823)
Less pro forma compensation
expense regarding fair value
of stock option awards, net
of income tax effect	(67,583)	(45,283)	(13,206)
Pro forma	384,062	(230,968)	(504,029)
Net income (loss) per share:
Basic:
As reported	0.46	(0.19)	(0.50)
Pro forma	0.39	(0.23)	(0.51)
Diluted:
As reported	0.46	(0.19)	(0.50)
Pro forma	$0.39	$(0.23)	$(0.51)

Accounting for stock options will change in 2006, upon implementation of new accounting guidance which will require compensation expense recognition for stock options and other share-based payments (see subsequent disclosures in this Note A under the caption, “New Accounting Standards”).

Trust Assets and Related Income: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank. Trust fee income is recorded on the accrual method.

Federal Income Taxes: Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Net Income (Loss) Per Share: Net income (loss) per share is based on the weighted average number of common shares outstanding (990,425 shares in 2005 and 990,000 shares in 2004 and 2003). Diluted net income (loss) per share includes the dilutive effect of stock options (see Note G).

Comprehensive Income (Loss): Comprehensive income (loss) is the sum of net income (loss) and certain other items which are charged or credited to stockholders’ equity. For the periods presented, the Bank’s only element of comprehensive income (loss) other than net income (loss) was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders’ equity presented herein.

New Accounting Standards: In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of Statement No. 123. Statement No. 123(R), Share-Based Payment, is broader in scope than the original statement (which was more narrowly focused on stock-based compensation) and makes significant changes to accounting for “payments” involving employee compensation and “shares” or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity’s securities. Most significant in the standard is the requirement that all stock options be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period. The revised standard is effective at the beginning of 2006 for calendar-year public companies and will be applied prospectively to stock options granted after the effective date and any unvested stock options at that date.

The primary effect of the revised standard’s implementation on the Bank will be recognition of compensation expense associated with stock options. Previously, the Bank has used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied. Through December 31, 2005, the Bank accelerated the vesting of all of its outstanding stock options in anticipation of implementation of Statement No. 123(R). Such acceleration of vesting, to make all such stock options vested as of December 31, 2005, was done for the purpose of avoiding future expense associated with any unvested stock options granted prior to the effective date of Statement No. 123(R). As mentioned above, the current accounting standard in effect prior to the effective date of Statement No. 123(R) requires disclosure of what pro forma compensation expense would have been if stock options granted had been recorded at fair value using measurement techniques which are similar to those prescribed in Statement No. 123(R); such disclosures appear earlier in this Note A. That presentation should not be viewed as an estimate of future expense levels inasmuch as it is based on stock options granted in the periods presented which may differ

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

significantly from future granting activity, assumptions used and the structure of share-based payment awards.

AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), addresses the accounting for differences between contractual cash flows and cash flows expected to be collected from the initial investment in loans acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and does not apply to loans originated by the entity. The SOP prohibits carrying over or creation of valuation allowances in the initial accounting for loans acquired in a transfer. It is effective for loans acquired in fiscal years beginning after December 15, 2004. The effect of this new guidance on the Bank’s financial statements was not material.

In late 2005, the FASB’s staff issued Staff Position (FSP) FAS 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss. Additionally, the FSP requires certain disclosures about unrealized losses which have not been recognized as other-than-temporary. The Bank’s management believes this guidance will not have a material effect on the Bank’s financial statements upon implementation on January 1, 2006.

Most recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Bank’s financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share.
•	Proposed amendments to Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.
•	Proposed interpretation regarding Uncertain Tax Positions.
•	Proposed replacement of Statement No. 141 regarding Business Combinations.
•	Proposed replacement of Accounting Research Bulletin No. 51 regarding Consolidated Financial Statements, Including Accounting and Reporting for Noncontrolling Interests.

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Due to the uncertain future status of these proposals, the Bank’s management is unable to estimate their potential impact on the Bank’s financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank’s financial statements.

NOTE B—INVESTMENT SECURITIES

Investment securities consisted of the following at December 31, 2005 (none at 2004):

	Amortized Cost	Estimated Market Value
Available for sale - mortgage-backed
securities	$582,396	$557,218

Held for long-term investment -
Federal Home Loan Bank stock	97,600	97,600

	$679,996	$654,818

Gross unrealized losses on securities available for sale at December 31, 2005 was approximately $25,000 and was scheduled to mature after ten years.

Investment in Federal Home Loan Bank stock is restricted and may only be resold to or redeemed by the issuer.

NOTE C—LOANS

Transactions in the allowance for loan losses are summarized below:

	2005	2004	2003
Balance at beginning of period	$350,000	$120,000	$-0-
Provision charged to operations	110,000	230,000	120,000
Loans charged off (deduction)	--	--	--
Recoveries	--	--	--

Balance at December 31	$460,000	$350,000	$120,000

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE C—LOANS—Continued

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material. Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) as of December 31, 2005 (none in 2004) are summarized below:

Nonaccrual loans:
Commercial	$23,000
Real estate mortgage	--
Installment	--
Total nonaccrual loans	23,000

Past due (>90 days) loans:
Commercial	--
Real estate mortgage	--
Installment	--
Total past due loans	--

Total nonperforming loans	$23,000

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of $1,000 would have been recorded in 2005 (none in 2004 and 2003). At December 31, 2005, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

The amounts of the allowance for loan losses allocated in the following table are based on management’s estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2005		December 31, 2004
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Commercial	$367,000	0.96%	$341,000	1.03%
Real estate mortgage	55,000	0.14	9,000.03
Installment	38,000	0.10	--	--

Total allowance for loan losses	$460,000	1.20%	$350,000	1.06%

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE D—RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Bank makes loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners. At December 31, 2005, total loans to these persons approximated $123,000 ($700,000 at December 31, 2004). During 2005, $123,000 of new loans were made to these persons and repayments totaled $700,000. Such loans, when made, are at the Bank’s normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank. Such deposits are similarly made at the Bank's normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol. Amounts paid for such services approximated $300,000, $276,000 and $54,000 in 2005, 2004 and 2003, respectively.

NOTE E—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2005	2004
Leasehold improvements	139,176	138,220
Equipment, furniture and software	517,935	389,327
	657,111	527,547
Less accumulated depreciation	(244,363)	(125,112)

	$412,748	$402,435

The Bank rents office space under an operating lease. Rent expense under this lease agreement approximated $130,000, $117,000 and $18,000 in 2005, 2004 and 2003, respectively.

At December 31, 2005, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

2006	$134,000
2007	138,000
2008	142,000
2009	146,000
2010	150,000
2011 and thereafter	451,000

Total	$1,161,000

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE F—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $7.2 million (which are scheduled to mature in 2006) and $5.1 million as of December 31, 2005 and 2004, respectively.

At December 31, 2005, the scheduled maturities of time deposits were as follows:

2006	$8,605,000
2007	29,000
2011 and thereafter	103,000

Total	$8,737,000

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE G—STOCK OPTIONS

At December 31, 2005, 71,000 stock options were outstanding (73,500 at December 31, 2004) which were principally granted in 2003, are fully vested and expire in 2006. Each option enables the holder to purchase one share of the Bank’s common stock at $10.00 per share. A total of 73,500 options were granted in 2003, of which 2,500 were canceled and 5,000 have been exercised through December 31, 2005. Effective January 1, 2005, the vesting of all previously unvested stock options was accelerated in anticipation of implementation of a revised accounting standard (see Note A). 5,000 stock options were granted in 2005, which are fully vested and expire in 2006.

NOTE H—EMPLOYEE RETIREMENT PLAN

Subject to eligibility requirements, the Bank’s employees participate in a multi-employer employee 401(k) retirement plan. Employer contributions charged to expense by the Bank for this plan approximated $20,000 and $18,000 in 2005 and 2004, respectively (none in 2003).

NOTE I—FEDERAL INCOME TAXES

Federal income tax expense (benefit) consists of the following components:

	2005	2004	2003
Current expense (benefit)	$-0-	$-0-	$-0-
Deferred expense (benefit)	242,000	(85,000)	(251,000)

	$242,000	$(85,000)	$(251,000)

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE I—FEDERAL INCOME TAXES—Continued

Net deferred income tax assets consisted of the following at December 31:

	2005	2004
Allowance for loan losses	$28,000	$(10,000)
Net operating loss carryforward	57,000	341,000
Organizational costs	74,000	101,000
Market value adjustments for securities available for sale	9,000
Other, net	(65,000)	(96,000)

	$103,000	$336,000

No federal income taxes were paid during the periods presented. As of December 31, 2005, the Bank had a net operating loss carryforward for federal income tax purposes of approximately $169,000 which expires in 2024, and will reduce taxes payable in future periods and has been recognized for financial reporting purposes. Management believes that, based on its estimate of future taxable income, it is more likely than not the Bank will generate sufficient taxable income to fully utilize the net operating loss carryforward. State income taxes were not material for the periods presented.

[The remainder of this page intentionally left blank]

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE J—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments at December 31 were as follows (in thousands):

	2005		2004
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$31,628	$31,628	$17,223	$17,223
Investment securities:
Available for sale	582	557
Held for long-term investment	98	98
	680	655
Portfolio loans:
Commercial	27,855	27,824	32,152	32,001
Real estate mortgage	6,592	6,594	1,002	1,000
Installment	3,781	3,789	12	12
Total portfolio loans	38,228	38,207	33,166	33,013
Less allowance for loan losses	(460)	(460)	(350)	(350)
Net portfolio loans	37,768	37,747	32,816	32,663

Financial Liabilities:
Deposits:
Noninterest-bearing	23,393	23,393	15,988	15,988
Interest-bearing:
Demand accounts	28,765	28,739	19,454	19,426
Time certificates of deposit less than $100,000	1,527	1,528	1,117	1,115
Time certificates of deposit $100,000 or more	7,210	7,208	5,121	5,120
Total interest-bearing deposits	37,502	37,475	25,692	25,661
Total deposits	60,895	60,868	41,680	41,649

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE K—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently ($18,000 at December 31, 2005 and none at December 31, 2004). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($18.5 million and $14 million at December 31, 2005 and 2004, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank’s normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management’s credit assessment.

The Bank is required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balance required as of December 31, 2005 and 2004 was $371,000 and $190,000, respectively.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE L—CAPITAL REQUIREMENTS

The Bank is subject to certain capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks. Those guidelines require all banks to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on the Bank’s financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

NOTES TO FINANCIAL STATEMENTS

Bank of Escondido

December 31, 2005

NOTE L—CAPITAL REQUIREMENTS—Continued

As a condition of charter approval, the Bank is required to maintain a core capital (Tier 1) to average total assets of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for the first three years of operations.

As of December 31, 2005, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as “well-capitalized” as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank’s various amounts of regulatory capital and related ratios as of December 31, 2005 and 2004 are summarized below (amounts in thousands):

		2005		2004
Tier 1 capital to average total assets:
Minimum required amount	$	≥ 5,717	$	≥4,050
Actual amount		$9,635		$8,887
Ratio		13.48%		17.55%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	$	≥ 1,733	$	≥1,520
Actual amount		$9,635		$8,887
Ratio		22.24%		23.39%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	$	≥ 3,465	$	≥3,040
Amount required to meet “Well-Capitalized” category(3)	$	≥ 4,332	$	≥3,799
Actual amount		$10,095		$9,237
Ratio		23.30%		24.31%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

PART II

Item 20. Indemnification of Directors and Officers.

Sections 561 - 571 of the Michigan Business Corporation Act ("MBCA"), grant the registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the registrant or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the registrant or its shareholders, except that no indemnification may be made if such person is adjudged to be liable to the registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees that are actually and reasonably incurred by him in connection therewith.

The registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law. The registrant's Bylaws provide that the registrant shall indemnify any person who is made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee or agent of the registrant, or serves or served any other enterprise at the registrant's request.

Under an insurance policy maintained by the registrant, the directors and officers of the registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The registrant entered into an employment agreement with its President and CEO dated effective March 13, 2003, pursuant to which the registrant also agreed to enter into an indemnification agreement with the President and CEO. As of the date of this prospectus, no such indemnification agreement has been entered into.

Item 21. Exhibits And Financial Statement Schedules.

(a)	Exhibits.
Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

(b)
All Financial Statements Schedules are omitted in the registrant's Annual Report on Form 10-K for the year ended December 31, 2005 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

(c)	Reference is made to Annex B.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes:

(1)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on November 13, 2006.

CAPITOL BANCORP LIMITED

By:  /s/ JOSEPH D. REID
Joseph D. Reid
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 13, 2006.

Signature	Capacity
/s/ JOSEPH D. REID Joseph D. Reid	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)
/s/ LEE W. HENDRICKSON Lee W. Hendrickson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Robert C. Carr	Vice-Chairman, Director
/s/ DAVID O’LEARY* David O’Leary	Secretary, Director
/s/ LOUIS G. ALLEN* Louis G. Allen	Director
/s/ PAUL R. BALLARD* Paul R. Ballard	Director
/s/ DAVID L. BECKER* David L. Becker	Director
/s/ DOUGLAS E. CRIST* Douglas E. Crist	Director
/s/ MICHAEL J. DEVINE* Michael J. Devine	Director
/s/ JAMES C. EPOLITO* James C. Epolito	Director
/s/ GARY A. FALKENBERG* Gary A. Falkenberg	Director
/s/ JOEL I. FERGUSON* Joel I. Ferguson	Director
/s/ KATHLEEN A. GASKIN* Kathleen A. Gaskin	Director
/s/ H. NICHOLAS GENOVA* H. Nicholas Genova	Director
/s/ MICHAEL F. HANNLEY* Michael F. Hannley	Director
/s/ RICHARD A. HENDERSON* Richard A. Henderson	Director
/s/ LEWIS D. JOHNS* Lewis D. Johns	Director
/s/ MICHAEL L. KASTEN* Michael L. Kasten	Vice Chairman, Director
/s/ JOHN S. LEWIS* John S. Lewis	President, Western Regions, Director
/s/ LEONARD MAAS* Leonard Maas	Director
/s/ LYLE W. MILLER* Lyle W. Miller	Vice-Chairman, Director
/s/ MYRL D. NOFZIGER* Myrl D. Nofziger	Director
/s/ CRISTIN REID ENGLISH Cristin Reid English	Chief Operating Officer, Director
/s/ RONALD K. SABLE* Ronald K. Sable	Director
*By:/s/ JOSEPH D. REID Joseph D. Reid Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Brian K. English, General Counsel, as to the validity of the shares.*
8	Tax Opinion of Miller, Canfield, Paddock and Stone, PLC*
23.1a	Consent of BDO Seidman, LLP.
23.1b	Consent of BDO Seidman, LLP.
23.2	Consent of Miller, Canfield, Paddock and Stone, PLC (included in Exhibit 8).
24	Power of Attorney (included on the signature page of the Registration Statement).

* Previously filed